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EXHIBIT (a)(1)(A)

         This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional adviser. Neither the U.S. Securities and Exchange Commission nor any state securities commission or authority has passed upon the merits or fairness of the offer, or passed upon the accuracy or adequacy of the disclosure in this offer to purchase. Any representation to the contrary is unlawful and may be a criminal offense.

OFFER TO PURCHASE

National Bank of Greece S.A.

(Incorporated with limited liability in the Hellenic Republic)

Offer to purchase for cash up to 22,500,000 of the outstanding 25,000,000 American Depositary Shares, each representing one of its Non-Cumulative Preference Shares, Series A, nominal value €0.30 per share at a purchase price of $12.50 per American Depositary Share

ADS CUSIP: 633643507

         National Bank of Greece S.A., a limited liability stock company (société anonyme) organized under the laws of the Hellenic Republic (the "Bank"), is offering to purchase for cash up to 22,500,000 of the outstanding 25,000,000 American Depositary Shares (each, an "ADS" and collectively, the "ADSs"), each representing one of its Non-Cumulative Preference Shares, Series A, nominal value €0.30 per share (the "Preference Shares"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), which, as each may be amended and supplemented from time to time, constitute the offer (the "Offer"). On the terms and subject to the conditions of the Offer, the Bank will pay $12.50 per ADS, net to the seller in cash, less any applicable withholding taxes and without interest, after deduction of any other applicable fees and taxes, for ADSs validly tendered and not validly withdrawn (the "Tender Offer Consideration"). See "Summary Term Sheet".

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 28, 2013 (BEING THE END OF THE DAY ON JUNE 28, 2013), UNLESS THE BANK EXTENDS THE OFFER (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION TIME"). HOLDERS OF ADSs ("ADS HOLDERS") MAY VALIDLY WITHDRAW TENDERED ADSs AT ANY TIME PRIOR TO THE EXPIRATION TIME.

         The deadlines set by any securities intermediary or by The Depository Trust Company ("DTC") or by Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream") (each of Euroclear and Clearstream, a "Clearing System") for the submission and withdrawal of an instruction to tender (a "Tender Instruction") will be earlier than the relevant deadlines specified in this Offer to Purchase.

         NONE OF THE BANK, ITS BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT AND THE TENDER AGENT MAKE ANY RECOMMENDATION TO ADS HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR ADSs. NONE OF THE BANK, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TENDER AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE BANK, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TENDER AGENT.

         A summary of the principal terms of the Offer appears in pages 4 through 10 of this Offer to Purchase. You must make your own decision as to whether to tender your ADSs, and if so, how many ADSs to tender. In doing so, you should read this entire Offer to Purchase, including our reasons for making the Offer, and the related Letter of Transmittal carefully before making any decision with respect to the Offer.

         The Offer is not conditional on any minimum number of ADSs being tendered or the availability of any financing. The Offer is, however, subject to conditions. See "The Offer—Conditions of the Offer" for the conditions of the Offer.

         The Preference Shares are not listed on any stock exchange. The ADSs are listed and traded on the New York Stock Exchange (the "NYSE") under the trading symbol "NBG-A". On May 30, 2013, the last full day of trading before the public announcement of the Offer, the last reported sale price of the ADSs on the NYSE was $11.50 per ADS.

         The Bank of New York Mellon acts as the depositary for the ADSs (the "Depositary") and as tender agent under the Offer (the "Tender Agent").

         Questions and requests for assistance may be directed to D.F. King Worldwide, the information agent for the Offer (the "Information Agent"), or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the dealer manager for the Offer (the "Dealer Manager"), at their respective addresses and telephone numbers set forth on page 10 and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase and the related Letter of Transmittal may be obtained from the Information Agent. ADS Holders may also contact their broker or other securities intermediary for copies of these documents.

The Dealer Manager for the Offer is:

          BofA Merrill Lynch

Offer to Purchase dated May 31, 2013

IMPORTANT

        This Offer to Purchase contains important information which should be read carefully before any decision is made with respect to the Offer. If you are in any doubt as to the action you should take, you should seek your own financial advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial or legal adviser. If your ADSs are held on your behalf by a broker or other securities intermediary, you must contact such entity if you wish to tender such ADSs pursuant to the Offer. None of the Dealer Manager, the Depositary, the Information Agent, the Tender Agent, the Bank or any other person is making any recommendation as to whether ADS Holders should tender ADSs pursuant to the Offer.

        If you wish to tender your ADSs in the Offer, you should, as applicable, (i) request your broker or other securities intermediary to effect the tender for you, (ii) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal, and mail or deliver the signed Letter of Transmittal and all other required documents to the Tender Agent, at the addresses set forth on the back cover of this Offer to Purchase, together, if you hold any ADSs in the form of American Depositary Receipts evidencing such ADSs ("ADRs") registered on the books of the Depositary, with your ADRs or (iii) follow the procedure for book-entry transfer set forth in "The Offer—Procedure for Tendering ADSs". If your ADSs are held through a broker or other securities intermediary, you must contact such person if you wish to tender those ADSs, and you will be deemed to tender the ADSs upon receipt by the Tender Agent of a valid Tender Instruction from such person.

        If you are holding ADSs through an account maintained with a broker or other securities intermediary that is a participant of DTC and wish to tender your ADSs, you should contact your securities intermediary promptly and instruct it to tender ADSs on your behalf by means of delivery through the book-entry system confirmation of DTC prior to the Expiration Time. To tender ADSs held in book-entry form, a DTC participant must comply with the Automated Tender Offer Program ("ATOP") procedures of DTC. In addition, the Tender Agent must receive, at or prior to the Expiration Time, a properly transmitted agent's message and a timely confirmation of book-entry transfer of the relevant ADSs into the Tender Agent's account at DTC.

        If you are holding ADSs in book-entry form through Euroclear and/or Clearstream, and you wish to tender your ADSs, you must instruct your financial intermediary through which you hold such ADSs to enter a Tender Instruction through the relevant Clearing System. The receipt of such Tender Instruction by the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of the relevant ADSs in your account with the relevant Clearing System so that no transfers may be effected in relation to such ADSs. If you are not a direct participant (a person who is shown in the records of DTC or the relevant Clearing System as an ADS Holder, or a "Direct Participant") you must arrange for the Direct Participant through which you hold your ADSs to submit a valid Tender Instruction on your behalf to the relevant Clearing System before the deadlines specified by the relevant Clearing System.

        For more information, please see "The Offer—Procedure for Tendering ADSs".

        If you have questions about the Offer, you can direct them to the Information Agent at the address and/or telephone number set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase and the related Letter of Transmittal from the Information Agent or from your broker or other securities intermediary.

        The Bank has asked the Dealer Manager to form a retail processing dealer group comprised of registered brokers and dealers in the United States (the "Retail Processing Dealers" and, each, a "Retail Processing Dealer") to process tenders into the Offer from DTC participants and persons resident in the United States. The Bank will pay the Dealer Manager and the Retail Processing Dealers retail processing fees as described in "Persons and Assets Employed in Connection with the Offer".

i

        NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION OR AUTHORITY HAS PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

        NONE OF THE BANK, ITS BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT AND THE TENDER AGENT MAKE ANY RECOMMENDATION TO ADS HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR ADSS. NONE OF THE BANK, THE DEPOSITARY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE TENDER AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE BANK, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TENDER AGENT.

        Each ADS Holder is solely responsible for making its own independent appraisal of all matters as such ADS Holder deems appropriate (including those relating to the Offer) and each ADS Holder must make its own decision as to whether to tender any and all of its ADSs for purchase pursuant to such Offer.

        None of the Dealer Manager, the Depositary, the Information Agent or the Tender Agent nor their respective directors, employees or affiliates assumes any responsibility for the accuracy or completeness of the information contained in this Offer to Purchase or related documents including the information concerning the Offer, the Bank or any of its affiliates contained in this Offer to Purchase or for any failure by the Bank to disclose events that may have occurred and may affect the significance or accuracy of such information.

        If any ADS Holder has sold or otherwise transferred all of its ADSs, it should forward this Offer to Purchase (subject to the offer and distribution restrictions set out in "Offer and Distribution Restrictions") to the purchaser or transferee, or the stockbroker, bank or other agent through which the sale or transfer was effected, for transmission to the purchaser or transferee.

        None of the Bank, the Dealer Manager, the Depositary, the Tender Agent or the Information Agent is providing ADS Holders with any legal, business, tax or other advice in this Offer to Purchase. ADS Holders should consult with their own advisers as needed to assist them in making an investment decision and to advise them whether they are legally permitted to tender ADSs for cash.

        ADS Holders must comply with all laws that apply to them in any place in which they possess this Offer to Purchase. ADS Holders must also obtain any consents or approvals that they need in order to submit a Tender Instruction and to tender their ADSs. None of the Bank, the Dealer Manager, the Depositary, the Information Agent or the Tender Agent is responsible for ADS Holders' compliance with these legal requirements. See "Offer and Distribution Restrictions".

        All references in this Offer to Purchase to "euro", "EUR" and "€" refer to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty on the Functioning of the European Union, as amended; and references to "U.S. dollars" and "$" refer to the currency of the United States of America. All references in this Offer to Purchase to "we", "us" or "our" are, as the context requires, to the Bank and its consolidated subsidiaries (the "Group") as a whole.

ii

iii

OFFER AND DISTRIBUTION RESTRICTIONS

        This Offer to Purchase does not constitute an invitation to participate in the Offer in any jurisdiction in which, or to any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession this Offer to Purchase comes are required by each of the Bank, the Dealer Manager, the Tender Agent and the Information Agent to inform themselves about, and to observe, any such restrictions.

General

        This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell Preference Shares or ADSs, and tenders of ADSs in the Offer will not be accepted from ADS Holders, in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, "blue sky" or other laws require an Offer to be made by a licensed broker or dealer and the Dealer Manager or any of its affiliates is such a licensed broker or dealer in such jurisdictions, such Offer shall be deemed to be made by the Dealer Manager or affiliate (as the case may be) on behalf of the Bank in such jurisdictions.

Hellenic Republic

        Neither the Offer to Purchase nor any other documents or materials relating to the Offer constitute a "public offer" (dimossia prosfora), within the meaning of Greek Law 3401/2005, or a "tender offer" (dimossia protassi), within the meaning of Greek Law 3461/2006, for the purchase, sale or exchange of securities in the Hellenic Republic and no information contained herein or therein can be considered as investment advice or a solicitation of an investment in securities in the Hellenic Republic in terms of Greek Law 3606/2007. Accordingly, neither this Offer to Purchase nor any other documents or materials relating to the Offer have or will be submitted to the Hellenic Capital Market Commission for approval pursuant to such laws.

Republic of Italy

        The Offer is not being made, directly or indirectly, in the Republic of Italy ("Italy"). The Offer, this Offer to Purchase and any other documents or materials relating to the Offer have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa pursuant to Italian laws and regulations. Accordingly, (i) neither this Offer to Purchase nor any other offering materials relating to the Offer or the ADSs may be distributed or made available in Italy; and (ii) no marketing, promotional, informative or solicitation activity may be performed in Italy.

        Each broker or securities intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the ADSs or this Offer to Purchase.

United Kingdom

        The communication of this Offer to Purchase and any other documents or materials relating to the Offer is not being made and such documents and/or materials have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Promotion Order) or any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order.

Kingdom of Belgium

        Neither this Offer to Purchase nor any other documents or materials relating to the Offer have been submitted to or will be submitted for approval or recognition to the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers/Autoriteit voor Financiële Diensten en Markten) and, accordingly, the Offer may not be made in the Kingdom of Belgium ("Belgium") by way of a public offering, as defined in Article 3 of the Belgian Law of 1 April 2007 on public takeover bids (as amended or replaced from time to time) (the "Law of 1 April 2007"). Accordingly, the Offer may not be advertised and the Offer will not be extended, and neither this Offer to Purchase nor any other documents or materials relating to the Offer (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium other than "qualified investors" as referred to in Article 6 of the Law of 1 April 2007 and as defined in Article 10 of the Belgian Law of 16 June 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets (as amended or replaced from time to time), acting on their own account. Insofar as Belgium is concerned, this Offer to Purchase and any other documents or materials related to the Offer have been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Offer. Accordingly, the information contained in this Offer to Purchase and any other documents or materials related to the Offer may not be used for any other purpose or disclosed to any other person in Belgium.

Republic of France

        The Offer is not being made, directly or indirectly, to the public in the Republic of France ("France"). Neither this Offer to Purchase nor any other documents or materials relating to the Offer has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d'investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (Investisseurs Qualifiés) other than individuals, in each case acting on their own account and all as defined in, and in accordance with, Articles L.411-1, L.411-2, D.411-1 to D.411-3, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code Monétaire et Financier, are eligible to participate in the Offer. This Offer to Purchase has not been and will not be submitted for clearance to nor approved by the Autorité des Marchés Financiers.

Grand Duchy of Luxembourg

        Under no circumstances shall the Offer constitute an offer to sell or issue ADSs, or the solicitation of an offer to buy or subscribe for ADSs, addressed to the public in the Grand Duchy of Luxembourg.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We may make forward-looking statements in this Offer to Purchase or in other documents we file with the SEC that are incorporated by reference into this Offer to Purchase. Forward-looking statements, as the term is defined in the United States Private Securities Act of 1995, can be generally identified by the use of terms such as "believes", "expects", "may", "will", "should", "would", "could", "plans", "anticipates" and comparable terms and the negatives of such terms. By their nature, forward-looking statements involve risk and uncertainty, and the factors described in the context of such forward-looking statements in this Offer to Purchase could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and assumptions about the Bank and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

        In particular, this document as well as certain documents incorporated by reference into this Offer to Purchase include forward-looking statements relating, but not limited, to: uncertainty resulting from the Hellenic Republic's economic crisis; the effects of regulation (including the EUR 28 billion plan to strengthen the liquidity of the Greek banking sector and economy (the "Hellenic Republic Bank Support Plan") announced by the Hellenic Republic in October 2008 and augmented by EUR 15 billion and EUR 25 billion in 2010 and further increased by Greek Law 3965/2011 by EUR 30 billion in 2011 and the stabilization program in May 2010, jointly supported by the International Monetary Fund ("IMF"), the European Central Bank ("ECB") and the European Union member states (the "Member States") that have adopted the euro as their national currency (collectively, the "Eurozone"), the IMF/Eurozone Stabilization and Recovery Program as replaced by a second economic adjustment program in March 2012 and amended in November 2012, jointly supported by the IMF and the Member States of the Eurozone (the "Program")); the ability of the Hellenic Financial Stability Fund ("HFSF"), the Hellenic Republic and state-related entities to exercise a significant influence on the Bank in certain areas; the fact that, if the Bank does not succeed in raising at least 10% of its capital need from the private sector in the rights offering that is currently underway in the Hellenic Republic, the HFSF is expected to be in a position to exercise control over the Bank following the completion of the recapitalization plan; the Bank's inability to pay any coupon or dividend on own fund instruments until the end of the restructuring period and to make any asset purchases or to acquire any stake in any undertaking without the prior approval of the European Commission General Directorate for Competition ("DG Comp"); the ability of the Monitoring Trustee, which is acting on behalf of the European Commission, to monitor the corporate governance and the organizational structure of the Bank and to ensure the compliance of the Bank with the commitments undertaken by the Hellenic Republic vis-à-vis the European Commission; and all the items set out in Item 3.D, "Risk Factors" in our 2012 Annual Report on Form 20-F, which document is incorporated herein by reference.

        The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Offer to Purchase or elsewhere. The Bank undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future development, or otherwise.

 SUMMARY TERM SHEET

        The following are answers to some of the questions that you, as an ADS Holder, may have about this Offer to Purchase. This summary highlights important and material information from this Offer to Purchase, but you should realize that it does not describe all the details of the Offer. We urge you to read carefully this entire Offer to Purchase, including our reasons for making the Offer, and the related Letter of Transmittal and the other documents to which we refer you before making any decision as to whether to tender your ADSs. We have included section references to direct you to a more complete description of the topics addressed in this summary. Questions or requests for assistance may be directed to the Dealer Manager and/or the Information Agent at their addresses and/or telephone numbers appearing on the back cover of this Offer to Purchase.

What are the securities sought in the Offer?

        We are offering, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, to purchase for cash up to 22,500,000 ADSs, each representing one Preference Share, upon the terms and subject to the conditions set forth in this Offer to Purchase.

Who is offering to purchase my ADSs?

        National Bank of Greece, S.A., a limited liability stock company (société anonyme) organized under the laws of the Hellenic Republic and the issuer of the Preference Shares represented by the ADSs.

What will be the purchase price for the ADSs? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay in cash a purchase price equal to the Tender Offer Consideration for ADSs accepted for payment pursuant to the Offer. We will pay this purchase price net to you in cash, less applicable withholding taxes and without interest, after deduction of any other applicable fees and taxes, for all the ADSs we purchase under the Offer upon the terms and subject to the conditions contained in this Offer to Purchase. We will not pay any amount in respect of accrued dividends, and no dividends will be payable for the year 2012. Please see "Risk Factors and Other Considerations Relating to the Offer—The Bank does not currently pay dividends on the Preference Shares underlying the ADSs".

        If you are the registered owner of your ADSs on the books of the Depositary and you directly tender your ADSs in the Offer, you will not have to pay brokerage fees or incur similar expenses. However, if your ADSs are held through a broker or other securities intermediary, you may be charged a fee for services performed by such broker or other securities intermediary in tendering such ADSs. You should consult your broker or securities intermediary to determine whether any charges will apply. For the avoidance of doubt, we will not pay or reimburse any charges applied to you by your broker or other securities intermediary. ADS Holders will not have to pay a cancellation fee to the Depositary for the cancellation of the ADSs purchased in the Offer. Please see "The Offer—Terms of the Offer".

How many ADSs will the Bank purchase?

        We will purchase up to 22,500,000 ADSs. If more than 22,500,000 ADSs are validly tendered and not validly withdrawn, the ADSs tendered will be purchased on a pro rata basis. As of May 30, 2013, there were 25,000,000 ADSs outstanding. All of our outstanding Preference Shares are represented by ADSs. The Offer is not conditional on any minimum number of ADSs being tendered or the availability of any financing.

How will the Bank pay for the ADSs?

        We intend to use cash on hand to pay the Tender Offer Consideration for the ADSs validly tendered and not withdrawn pursuant to the Offer.

What is the expected timetable for the Offer?

        You should take note of the following important dates in connection with the Offer:

Events	Times and Dates	Description
Commencement of the Offer	May 31, 2013	Offer announced and commenced on May 31, 2013. Offer to Purchase available from the Information Agent and notice of the Offer published.
Expiration Time	12:00 midnight New York City time, June 28, 2013 (which shall be the end of the day of June 28, 2013)	Final deadline for receipt of valid tenders of ADSs in order for ADS Holders to be able to participate in the Offer.
Announcement of Offer Results	July 1, 2013 (by no later than 9:00 a.m. New York City time)
Announcement of the results of the Offer, the aggregate number of ADSs accepted for purchase by the Bank, the satisfaction or waiver of the Offer conditions and the proration factor, if applicable. If we are unable to determine promptly any proration factor, we will announce preliminary results.
Settlement Date	July 3, 2013	Expected Settlement Date (as defined below) for payment by the Bank of the Tender Offer Consideration in respect of the ADSs accepted for purchase.

        The above times and dates are subject to our right to extend, re-open, amend and/or terminate the Offer (subject to applicable law and as provided in this Offer to Purchase). You are advised to check with any broker or other securities intermediary through which you hold ADSs whether such securities intermediary would require receipt of instructions to participate in, or revocation of instructions to participate, in the Offer before the deadlines set out above. The deadlines set by any such securities intermediary, by DTC and by each Clearing System for the submission of a Tender Instruction will also be earlier than the relevant deadlines specified above. See "The Offer—Procedure for Tendering ADSs".

        Unless stated otherwise, announcements in connection with the Offer will be made by publication in accordance with the requirements of the NYSE. Such announcements may also be found on the relevant Reuters International Insider Screen and be made by (i) the issue of a press release and (ii) the delivery of notices to DTC and the Clearing Systems for communication to their Direct Participants. Copies of all such announcements, press releases and notices can also be obtained from the Information Agent, the contact details for which are on the back cover of this Offer to Purchase. Significant delays may be experienced where notices are delivered to the Clearing Systems and you are urged to contact the Information Agent for the relevant announcements during the course of the Offer. In addition, you may contact the Dealer Manager for information using the contact details on the back cover of this Offer to Purchase.

What is the market value of the ADSs as of a recent date?

        The Preference Shares are not listed on any stock exchange. The ADSs are listed and traded on the NYSE under the trading symbol "NBG-A". On May 30, 2013, the last full trading day before we publicly announced the Offer, the last reported sales price of the ADSs on the NYSE was $11.50 per ADS.

        We encourage you to obtain a recent quotation for the ADSs before deciding whether or not to tender your ADSs. Please see "Historical Price Range of the ADSs".

Do you have the financial resources to make payment?

        Yes. Assuming all of the ADSs are validly tendered and not validly withdrawn, we estimate the maximum total amount of funds necessary to complete the purchase of 22,500,000 ADSs and pay related fees and expenses to be approximately $287,396,000. We have sufficient cash on hand to pay this amount in cash on the Settlement Date (as defined below). The Offer is not conditional on our receipt of financing. Please see "Source and Amount of Funds".

What is the purpose of the Offer?

        The Offer aims to generate Core Tier 1 capital for the Bank and to further strengthen the quality of our capital base.

Does the Bank intend to call the Preference Shares underlying the ADSs?

        The Bank will not exercise its redemption right in respect of Preference Shares that becomes exercisable on the interest payment date falling in June 2013, as permitted in accordance with the terms and conditions governing the Preference Shares at the redemption price set out therein, and does not currently intend to exercise its redemption right that is exercisable on future interest payment dates. Any future decision to exercise redemption rights, or calls, in respect of Preference Shares that are not purchased pursuant to the Offer will be made on the basis of prevailing economic conditions, the then-current regulatory framework and the best interests of the Bank, subject, in any case, to the approval of the Bank of Greece and any other relevant authority (including the DG Comp and the HFSF). Please see "Risk Factors and Other Considerations Relating to the Offer".

Does the Bank intend to make future dividend payments on the Preference Shares?

        We have not paid any dividends on our Preference Shares since March 2011, and we will not make any dividend payments in 2013 in respect of the 2012 financial year due to the absence of distributable funds. Please see "Risk Factors and Other Considerations Related to the Offer".

How long do I have to decide whether to tender my ADSs in the Offer?

        If you decide to tender, you must ensure the tender of your ADSs is completed prior to the Expiration Time, 12:00 midnight New York City time, on June 28, 2013 (which shall be the end of the day of June 28, 2013), or a later date if the Offer is extended.

        You are advised to check with any broker or other securities intermediary through which you hold ADSs whether such securities intermediary would require receipt of instructions to participate in, or revocation of instructions to participate in, the Offer before the deadlines set out above.

        The deadlines set by a securities intermediary, by DTC, and by each Clearing System for the submission and withdrawal of a valid instruction to tender will be earlier than the relevant deadlines specified in this Offer to Purchase.

        There will be no guaranteed delivery procedure in the Offer. That means if you make a trade to acquire ADSs during the last two days of the Offer, you will not be able to tender those ADSs in the Offer.

Can the Offer be extended, and under what circumstances?

        Yes. We may, in our sole discretion, elect to extend the Offer at any time or from time to time for any reason. Please see "The Offer—Terms of the Offer".

How will I be notified if the Offer is extended?

        If the Offer is extended, we will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next Business Day (as defined below) after the day on which the Offer was scheduled to expire. This announcement will also be posted on our website. We will also inform the Dealer Manager, the Tender Agent and the Information Agent. The announcement will also be delivered through the NYSE. Please see "The Offer—Terms of the Offer".

Will the outstanding ADSs remain listed on The NYSE after the Offer?

        Yes. We do not currently intend to terminate the listing of the ADSs currently listed on the NYSE after the Offer, and we expect to continue to meet all of the eligibility criteria for maintaining such listings of the outstanding ADSs on the NYSE.

Following the Offer, will the Bank continue to make SEC filings?

        Yes. The Bank will continue to be subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934 (the "Exchange Act"), so long as any of its securities are traded on the NYSE and are otherwise subject to reporting obligations under the Exchange Act.

When will I receive payment for ADSs that I tender?

        We will pay the Tender Offer Consideration to the Tender Agent in cash, without interest thereon, for the ADSs we accept for payment on the settlement date, currently expected to be July 3, 2013 (subject to the right or obligation of the Bank to extend and/or amend the Offer, the "Settlement Date"). The Tender Agent will make payment to DTC for allocation by DTC to its participants or will pay by check mailed to each registered ADS Holder or its assignee. The Tender Agent will deduct any applicable fees and taxes from these payments. Please see "The Offer—Terms of the Offer".

If I decide not to tender, how will the Offer affect my ADSs?

        To the extent ADSs are tendered in the Offer and purchased by us, the trading market for the outstanding ADSs of each such series will become more limited. Typically, securities with smaller outstanding numbers available for trading, commonly referred to as the "float", command lower prices than do comparable securities with larger floats. Therefore, the market price for ADSs not tendered or not purchased in the Offer may be affected adversely to the extent that the Offer reduces the float of the ADSs. The reduced float may also tend to make the trading price of such ADSs more volatile.

        If you do not tender all of your ADSs, such ADSs that are not tendered, and the Preference Shares represented thereby, will remain outstanding after the Offer. The Offer will not affect the terms of the Preference Shares represented by ADSs that are not tendered. You will be entitled to receive dividends or other periodic distributions, as applicable, if and when declared by our General Meeting of Shareholders at the annual rates and amounts per Preference Share per year (if any) (as determined by the terms and conditions governing the Preference Shares). Please see "Risk Factors and Other Considerations Relating to the Offer—The Bank does not currently pay dividends on the Preference Shares underlying the ADSs".

How do I tender my ADSs?

        You may tender only whole ADSs, subject to any restrictions imposed by DTC or a Clearing System, if any. No fractional ADSs will be purchased.

        If you are a registered ADS Holder and wish to tender your ADSs, you should complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal, and mail or deliver prior to the Expiration Time the signed Letter of Transmittal and all other required documents to the Tender Agent, at the addresses set forth on the back cover of this Offer to Purchase, together, if applicable, with ADRs tendered (or effective affidavits of loss relating to such ADRs) as described in "The Offer—Procedure for Tendering ADSs". If you are a registered ADS Holder who holds ADSs in uncertificated form and wish to tender your ADSs, you must sign and deliver a Letter of Transmittal, as described above, but you will not deliver ADRs evidencing your ADSs.

        If you beneficially own ADSs through an account maintained with a broker or other securities intermediary that is a DTC participant and wish to tender your ADSs, you should contact your broker or other securities intermediary promptly and instruct it to tender ADSs on your behalf by means of delivery through the book-entry system confirmation of DTC prior to the Expiration Time. To tender ADSs held in book-entry form, a DTC participant must comply with the ATOP procedures of DTC described in "The Offer—Procedure for Tendering ADSs". In addition, the Tender Agent must receive, at or prior to the Expiration Time, a properly transmitted agent's message and a timely confirmation of book-entry transfer of the relevant ADSs into the Tender Agent's account at DTC according to the procedure for book-entry transfer described in "The Offer—Procedure for Tendering ADSs".

        If you are holding ADSs in book-entry form through a Clearing System and you wish to tender your ADSs, you must instruct your securities intermediary through which you hold such securities to enter a Tender Instruction through the relevant Clearing System. The receipt of such Tender Instruction by a Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of the relevant ADSs in your account with the relevant Clearing System so that no transfers may be effected in relation to such ADSs. You must take the appropriate steps through the relevant Clearing System so that no transfers may be effected in relation to such blocked ADSs at any time after the date of submission of such Tender Instruction, in accordance with the requirements of the relevant Clearing System and the deadlines required by the relevant Clearing System. If you are not a Direct Participant, you must arrange for the Direct Participant through which you hold your ADSs to submit a valid Tender Instruction on your behalf to the relevant Clearing System before the deadlines specified by the relevant Clearing System in order for the relevant Clearing System to tender through DTC by its cut-off time. Pursuant to your Tender Instruction, the relevant Clearing System will give instructions that will cause your ADSs to be tendered to the Tender Agent through DTC. The tender will not be validly made until the Tender Agent receives the tender through DTC's system.

Until what time may I withdraw my previously tendered ADSs?

        You may withdraw your previously tendered ADSs at any time prior to the Expiration Time and as otherwise required by law. Please see "The Offer—Withdrawal Rights". Any notice of withdrawal must be timely received by the Tender Agent.

How do I withdraw my previously tendered ADSs?

        To withdraw your previously tendered ADSs, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Tender Agent, while you still have the right to withdraw your ADSs. If you tendered your ADSs by giving instructions to a broker or other securities intermediary, you must instruct such broker or securities intermediary to arrange for the withdrawal of your ADSs. Please see "The Offer—Withdrawal Rights".

        You are advised to check with any broker or other securities intermediary through which you hold ADSs whether such securities intermediary would require receipt of instructions to participate in, or revocation of instructions to participate in, the Offer before the deadlines set out above.

        The deadlines set by a securities intermediary, by DTC, and by each Clearing System for the submission and withdrawal of a valid instruction to tender will be earlier than the relevant deadlines specified in this Offer to Purchase.

What happens if more than 22,500,000 ADSs are tendered?

        If more than 22,500,000 ADSs are validly tendered and not validly withdrawn prior to the Expiration Time, we will purchase a pro rata amount of ADSs from each tendering ADS Holder, so that we will purchase no more than 22,500,000 ADSs.

        In such event, the number of ADSs we will purchase from each tendering ADS Holder will be subject to prorating based on the number of ADSs validly tendered and not validly withdrawn prior to the Expiration Time. The Tender Agent will calculate the proration factor by dividing 22,500,000 by the total number of ADSs validly tendered and not validly withdrawn prior to the Expiration Time. If, after the application of this proration factor, the number of ADSs we would purchase from an ADS Holder includes a fractional ADS, the Tender Agent, DTC, the Clearing Systems and participants in DTC and the Clearing Systems will make adjustments so that no fraction of an ADS is purchased from any ADS Holder. We will make a public announcement of the proration factor, if applicable, on the first business day (defined as a day other than a Saturday, Sunday or federal holiday in the United States, a "Business Day") following expiration of the Offer, taking into account any extension of the Offer.

What are the key conditions of the Offer?

        We will not purchase any ADSs unless they have been validly tendered and not validly withdrawn prior to the Expiration Time and the conditions described under "The Offer—Conditions of the Offer" have been satisfied or waived by us.

Can the Offer be withdrawn, and under what circumstances?

        The Offer can be withdrawn at any time at the discretion of the Bank, subject to applicable rules and regulations. In addition, if any of the conditions relating to the Offer have not been satisfied prior to the Expiration Time, the Offer may be withdrawn.

When will I be notified of the results of the Offer?

        The conditions of the Offer must be satisfied (or waived by us) prior to the Expiration Time. We will make a public announcement of the results of the Offer, whether the conditions of the Offer have been satisfied or waived and the proration factor, if applicable, on the first Business Day following expiration of the Offer, taking into account any extensions of the Offer. This announcement will also be posted on our website. We will also inform the Dealer Manager, the Tender Agent and the Information Agent. The announcement will also be delivered through the NYSE. Please see "The Offer—Terms of the Offer".

Are appraisal rights available in the Offer?

        No. Appraisal rights are not available in the Offer.

What are the U.S. federal income tax consequences if I tender my ADSs?

        The receipt of cash in the Offer in exchange for ADSs will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. You should consult your tax adviser about the particular U.S. federal tax consequences to you of the proposed transactions. Please see "Taxation—Certain U.S. Federal Income Tax Consequences".

Where can I find out more information about the Bank?

        You can find out more information about us from the sources described in "Certain Information Concerning the Bank".

Whom can I contact with questions about the Offer?

        You can contact our Dealer Manager, Bank of America Merrill Lynch, collect at +1 980 683 3215 or toll free at +1 888 292 0070 or at +44 20 7995 3715 (John Cavanagh) or at +44 20 7995 2324 (Tommaso Gros-Pietro). You can also contact our Information Agent, D.F. King Worldwide, at nbg@king-worldwide.com or by phone in New York collect at +1 212 269 5550 or toll-free at +1 800 859 8511, or in London at +44 20 7920 9700 with questions regarding the Offer or to obtain additional copies of the Offer to Purchase and the Letter of Transmittal.

THE OFFER

Terms of the Offer

        On the terms and subject to the conditions described in this Offer to Purchase, we are offering to purchase from ADS Holders for cash up to 22,500,000 of the outstanding 25,000,000 ADSs.

        The Offer will expire at the Expiration Time, unless extended by us. We reserve the right to extend or amend the Offer at any time, subject to all applicable laws.

        There will be no guaranteed delivery procedure in the Offer. That means that if you make a trade to acquire ADSs during the last two days of the Offer, you will not be able to tender those ADSs in the Offer.

        If we decide (or are required) to extend the Offer, we will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next Business Day after the day on which the Offer was scheduled to expire. We will post this announcement on our website, and the announcement will also be delivered through the NYSE. During any extension, all ADSs previously tendered and not withdrawn will remain subject to the Offer, subject to your right to withdraw your ADSs. Please see "—Withdrawal Rights".

        This Offer is conditional on satisfaction of the conditions described under "—Conditions of the Offer". The Offer is not conditional on a minimum number of ADSs being tendered, or on any financing condition.

        If more than 22,500,000 ADSs are validly tendered and not validly withdrawn prior to the Expiration Time, we will purchase a pro rata amount of ADSs from each tendering ADS Holder, so that we will purchase no more than 22,500,000 ADSs. We will make a public announcement of the proration factor, if applicable, on the first Business Day following expiration of the Offer, taking into account any extension of the Offer. If we are unable to determine promptly any proration factor, we will announce preliminary results.

        In such event, the number of ADSs we will purchase from each tendering ADS Holder will be subject to prorating based on the number of ADSs validly tendered and not validly withdrawn prior to the Expiration Time. The Bank will calculate the proration factor by dividing 22,500,000 by the total number of ADSs validly tendered and not validly withdrawn prior to the Expiration Time. No fractional ADSs will be purchased as a result of proration. If, after the application of the proration factor, the number of ADSs we would purchase from an ADS Holder includes a fractional ADS, the Tender Agent, DTC, the Clearing Systems and participants in DTC and the Clearing Systems will make adjustments so that no fraction of an ADS is purchased from any ADS Holder.

        If you do not validly tender all of your ADSs, such ADSs that are not tendered, and the Preference Shares represented thereby, will remain outstanding after the Offer. The Offer will not affect the terms of the Preference Shares represented by ADSs that are not tendered. You will be entitled to receive dividends or periodic distributions, as applicable, as, if and when declared by our General Meeting of Shareholders at the annual rates and amounts per Preferences Share per year (if any) (as determined by the terms and conditions governing the Preference Shares), subject, in any case, to the approval of the Bank of Greece and any other relevant authority (including the DG Comp and the HFSF), until such time as the Preference Shares are redeemed by us in accordance with the terms and conditions governing the redemption of the Preference Shares.

        We will pay for ADSs that we purchase in the Offer in same day funds on the Settlement Date. ADS Holders who validly tender and do not validly withdraw ADSs in accordance with the instructions set forth in this Offer to Purchase and the related Letter of Transmittal at or prior to the Expiration Time will receive from us (through the Tender Agent) the Tender Offer Consideration, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The Tender Agent will deduct any applicable fees and taxes from the payments.

        Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time:

  •
  to terminate the Offer and not accept for payment or pay for any ADSs not previously accepted for payment or paid for, upon the failure of any of the conditions of the Offer to be satisfied prior to the Expiration Time; and

  •
  to waive any condition (except as otherwise set forth herein) prior to the expiration of the Offer or otherwise extend or amend the Offer in any respect, by giving written notice of such extension or amendment to the Tender Agent and by making a public announcement.

        If we accept any ADSs for payment pursuant to the terms of an Offer, we will accept for payment, subject to proration, all ADSs validly tendered and not validly withdrawn before the expiration of the Offer, and, on the terms and subject to the conditions of the Offer, we will promptly pay for all ADSs so accepted for payment. We confirm that our reservation of the right to delay payment for ADSs that we have accepted for payment is limited by Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, which require that a bidder pay the consideration offered or return the tendered ADSs promptly after the termination or withdrawal of a tender offer.

        Subject to applicable law (including Rule 13e-4(d)(2) under the Exchange Act, which requires that any material change in the information published, sent or given to ADS Holders in connection with the Offer be promptly disseminated to ADS Holders in a manner reasonably designed to inform ADS Holders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through a leading news wire service and through the NYSE.

        If we make a material change in the terms of the Offer or the information concerning the Offer, we will extend the Offer in accordance with the requirements under the Exchange Act. We will follow any extension, termination, amendment or delay of the Offer, as promptly as practicable, with a public announcement. The announcement will also be delivered through the NYSE. We will also inform the Dealer Manager, the Tender Agent and the Information Agent. In the case of an extension, the related announcement will be issued no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Time. If, prior to the Expiration Time, we change the Tender Offer Consideration, and if at the time notice of such a change is first published, sent or given to you, the Offer is scheduled to expire at any time earlier than the tenth Business Day from and including the date that the related notice is first published, sent or given, we will extend the Offer until the expiration of a ten Business Day period following such notice.

        ADS Holders will not be obligated to pay brokerage commissions or fees or transfer taxes with respect to the purchase of ADSs by the Bank. If you are a registered owner of your ADSs on the books of the Depositary and you directly tender your ADSs in the Offer, you will not have to pay brokerage fees or incur similar expenses. However, if you hold your ADSs through a broker or other securities intermediary, you may be charged a fee for services performed by such broker or other securities intermediary in tendering such ADSs. For the avoidance of doubt, we will not pay or reimburse any charges applied to you by your broker or other securities intermediary. ADS Holders will not have to pay a cancellation fee to the Depositary for the cancellation of the ADSs purchased in the Offer.

Acceptable Forms of Tender

        You may tender only whole ADSs. No fractional ADSs will be purchased.

Acceptance for Payment and Payment for ADSs

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), unless pro-ration applies, we will accept for payment all ADSs that ADS Holders validly tender and do not withdraw pursuant to the Offer as described above in "—Terms of the Offer".

        We will pay the Tender Offer Consideration for all ADSs accepted for payment pursuant to the Offer. We will not pay any amount in respect of accrued dividends, and no dividends will be paid in 2013 in respect of the year 2012. We will publicly announce in accordance with applicable law and in any event issue a press release no later than 9:00 a.m., New York City time, on the Business Day following the Expiration Time, stating whether the conditions of the Offer have been satisfied or, subject to applicable law, waived by us. We will also announce the results of the Offer and the proration factor, if applicable. If we are unable to determine promptly any proration factor, we will announce preliminary results. We will pay for all ADSs accepted for payment pursuant to the Offer promptly in same day funds on the Settlement Date.

        On the Settlement Date, the Tender Agent will arrange for all purchased ADSs to be transferred to the order of the Bank and we will deliver to the Tender Agent for delivery to tendering ADS Holders the amount of cash necessary to pay to each ADS Holder the Tender Offer Consideration, with respect to the ADSs tendered by such ADS Holder. For the purpose of the Offer, we will be deemed to have accepted for purchase validly tendered ADSs (or defectively tendered ADSs with respect to which we have waived such defect) if and when we give oral (promptly confirmed in writing) or written notice of such acceptance to the Tender Agent.

        We will pay for ADSs accepted for purchase by us pursuant to the Offer by depositing cash with the Tender Agent. The Tender Agent will act as the ADS Holders' agent for the purpose of receiving cash from us and transmitting such cash to the ADS Holders. In all cases, issuance of cash for ADSs accepted for purchase by us pursuant to the Offer will be made by us to the Tender Agent on the Settlement Date and will be paid by the Tender Agent to DTC for allocation by DTC to its participants or will be paid by check mailed to each registered ADS Holder or its assignee. If we extend the Offer or are unable to accept ADSs for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Tender Agent may, nevertheless, on our behalf, retain tendered ADSs, and such ADSs may not be withdrawn except to the extent that tendering ADS Holders are entitled to withdrawal rights as described herein under "—Withdrawal Rights", or as otherwise required by Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act.

        Under no circumstances will interest on the purchase price for the ADSs be paid, regardless of any delay in making such payment.

        If we do not accept any tendered ADSs for any reason, or if ADRs are submitted for more ADSs than are tendered, we will return ADRs for those unpurchased ADSs, without expense to the tendering ADS Holder (or, in the case of ADSs tendered by book-entry transfer of such ADSs into the Tender Agent's account at DTC, such ADSs will be credited to an account maintained with DTC) as promptly as practicable following the expiration or termination of the Offer.

        We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our direct or indirect subsidiaries, the right to purchase all or any portion of the ADSs tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your right to receive payment for ADSs validly tendered and accepted for payment pursuant to the Offer.

Procedure for Tendering ADSs

        ADS Holders are advised to check with any broker or other securities intermediary through which they hold ADSs whether such broker or securities intermediary would require receipt of instructions to participate in, or revocation of instructions to participate in, the Offer before the deadlines specified in this Offer to Purchase. The deadlines set by a securities intermediary, by DTC, and by each Clearing System for the submission and withdrawal of a Tender Instruction will also be earlier than the relevant deadlines specified in this Offer to Purchase.

Procedure for Tendering ADSs Held in Book-Entry Form with DTC

        ADS Holders that wish to have their ADSs tendered and that beneficially own ADSs through an account maintained with a broker or other securities intermediary that is a DTC participant should contact their broker or other securities intermediary promptly and instruct it to tender their ADSs on their behalf by means of delivery through the book-entry confirmation of DTC prior to the Expiration Time.

        To tender ADSs held in book-entry form, a DTC participant must comply with the ATOP procedures of DTC described below. In addition, the Tender Agent must receive, prior to the Expiration Time, a properly transmitted agent's message (as defined herein) and a timely confirmation of book-entry transfer of the relevant ADSs into the Tender Agent's account at DTC according to the procedure for book-entry transfer described below.

        The tender of ADSs by an ADS Holder will constitute, subject to acceptance by the Bank, a binding agreement between the ADS Holder and the Bank, in accordance with the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal.

        The Tender Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's ATOP to tender. Accordingly, DTC participants will, instead of physically completing and signing the Letter of Transmittal and delivering it to the Tender Agent, transmit an acceptance of the Offer electronically. DTC participants may do so by causing DTC to transfer the ADSs to the Tender Agent in accordance with its procedures for transfer and to send an agent's message to the Tender Agent. The term "agent's message" means a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, to the effect that: (i) DTC has received an express acknowledgment from a DTC participant in ATOP that it is tendering ADSs that are the subject of such book-entry confirmation, (ii) such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and this Offer to Purchase and (iii) the agreement may be enforced against such DTC participant.

        By submitting a valid Tender Instruction to DTC in accordance with its standard procedures, an ADS Holder and any DTC participant submitting such Tender Instruction on such ADS Holder's behalf shall be deemed to agree, and acknowledge, represent, warrant and undertake, to us, the Tender Agent and the Dealer Manager at the Expiration Time and the time of settlement on the Settlement Date (if an ADS Holder or Direct Participant is unable to make any such agreement or acknowledgement or give any such representation, warranty or undertaking, such ADS Holder or Direct Participant should contact the Tender Agent immediately) that it irrevocably constitutes and appoints the Tender Agent as the true and lawful agent and attorney in fact of such ADS Holder with respect to any such tendered ADSs, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to: (i) transfer ownership of such ADSs on the account books maintained by DTC or the Depositary, together with all accompanying evidences of transfer and authenticity, to or as ordered by the Bank, (ii) present such ADSs for transfer on the relevant security register and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such ADSs (except that the Tender Agent will have no rights to, or control over, funds from us except as agent for the tendering ADS Holders in connection with the payment by us of the Tender Offer Consideration for any tendered ADSs that we purchase).

        In all cases, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Agent of a book-entry confirmation of the delivery of such ADSs and an agent's message.

Withdrawal through ATOP

        In order to withdraw previously surrendered ADSs, the ADS Holder, or a broker or other securities intermediary on such ADS Holder's behalf, must deliver a withdrawal request through ATOP and otherwise comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those ADSs prior the Expiration Time.

        A withdraw request delivered through ATOP must:

  (a)
  specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such ADSs were tendered and such participant's account number at DTC to be credited with the withdrawn ADSs;

  (b)
  contain a description of the ADSs to be withdrawn (including the amount of ADSs to be withdrawn); and

  (c)
  be submitted through the DTC ATOP system by such participant under the same name as the participant's name is listed in the original surrender of the ADSs, or be accompanied by evidence satisfactory to the Bank that the person withdrawing the surrendered ADSs has succeeded to the beneficial ownership of such ADSs.

Procedure for Registered ADS Holders who Hold ADSs either in the form of ADRs or in Uncertificated Form

        If an ADS Holder is a registered ADS Holder (which means a holder on the books of the Depositary) and has one or more ADRs evidencing ADSs, such ADS Holder will need to do each of the following before the Expiration Time:

  •
  complete and execute the Letter of Transmittal in accordance with the instructions contained therein; and

  •
  deliver the properly completed and duly executed Letter of Transmittal (together with the ADR evidencing its ADSs) and any other documents specified in the Letter of Transmittal, to the Tender Agent to be received prior to the Expiration Time.

        An ADS Holder's signature on the Letter of Transmittal in some circumstances must be guaranteed by a financial institution eligible to do so because it is a participant in the Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (referred to in this Offer to Purchase as "Eligible Institutions"). Most banks, savings and loans associations and brokerage houses are participants in these programs and therefore are Eligible Institutions. An ADS Holder does not need to have its signature guaranteed by an Eligible Institution if (i) it is the registered ADS Holder, and it has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" in the Letter of Transmittal; or (ii) it is tendering ADSs for the account of an Eligible Institution.

        If ADSs are forwarded to the Tender Agent in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery.

        If ADSs are registered in the name of a person other than the signatory of the Letter of Transmittal, then the tendered ADSs must be endorsed or accompanied by appropriate stock powers. The stock powers must be signed exactly as the name or names of the registered owner or owners appearing on the ADSs, with the signature on the ADSs or stock powers guaranteed as described above.

        If an ADS Holder fails to correctly deliver its Letter of Transmittal (and an ADR evidencing its ADSs) or if it is not received before the Expiration Time, such ADS Holder's tender may not be valid and may not be accepted.

        If an ADS Holder holds ADSs in the Global BuyDIRECT Plan or in uncertificated form on the books of the Depositary, such ADS Holder must sign and deliver a Letter of Transmittal as described above, but such ADS Holder does not need to deliver an ADR evidencing its ADSs.

        In all cases, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Agent of the ADRs evidencing such ADSs, if applicable, and the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

Procedure for Tendering ADSs Held through a Clearing System

        An ADS Holder holding the ADSs in book-entry form through a participant in Euroclear or Clearstream and wishing to tender its ADSs must instruct its securities intermediary through which it holds the ADSs to enter a Tender Instruction through the relevant Clearing System. The receipt of such Tender Instruction by the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of the relevant ADSs in the ADS Holder's account with the relevant Clearing System so that no transfers may be effected in relation to such ADSs. Pursuant to the Tender Instruction, the relevant Clearing System will give instructions that will cause such ADS Holder's ADSs to be tendered to the Tender Agent through DTC. The tender will not be validly made until the Tender Agent receives the tender through DTC's system.

        Only Direct Participants in the relevant Clearing System may submit a Tender Instruction. Each ADS Holder that is not a Direct Participant must arrange for the Direct Participant through which such ADS Holder holds its ADSs to submit a valid Tender Instruction on its behalf to the relevant Clearing System before the deadline specified by the relevant Clearing System.

        Before the Expiration Time, a Tender Instruction may be revoked by an ADS Holder, or by the relevant Direct Participant on its behalf, by submitting a valid electronic withdrawal instruction to Euroclear or Clearstream. To be valid, such instruction must specify the ADSs to which the original Tender Instruction related, the securities account to which such ADSs are credited and any other information required by the relevant Clearing System. Pursuant to an ADS Holder's withdrawal, the relevant Clearing System will unblock the ADSs in the ADS Holder's account at the Clearing System.

        ADS Holders must take the appropriate steps through the relevant Clearing System so that no transfers may be effected in relation to such blocked ADSs at any time after the date of submission of such Tender Instruction, in accordance with the requirements of the relevant Clearing System and the deadlines required by the relevant Clearing System. By blocking such ADSs in a Clearing System, each Direct Participant in the relevant Clearing System will be deemed to consent to have the relevant Clearing System provide details concerning such Direct Participant's identity to the Tender Agent (and for the Tender Agent to provide such details to the Bank and the Dealer Manager).

        ADS Holders holding ADSs through a participant in a Clearing System, should be advised that these Clearing Systems will have earlier expiration times than DTC, in order to receive instructions and complete the tender process through DTC. ADS Holders should contact these Clearing Systems or the securities intermediary through which they hold ADSs to determine the cutoff date and time applicable to them.

        By submitting a valid Tender Instruction to a Clearing System in accordance with the standard procedures of such Clearing System, an ADS Holder and any Direct Participant submitting such Tender Instruction on such ADS Holder's behalf shall be deemed to agree, and acknowledge, represent, warrant and undertake, to the Bank, the Information Agent, the Tender Agent and the Dealer Manager the following at the Expiration Time and the time of settlement on the Settlement Date (if an ADS Holder or Direct Participant is unable to make any such agreement or acknowledgement or give any such representation, warranty or undertaking, such ADS Holder or Direct Participant should contact the Tender Agent immediately):

  (A)
  by blocking the relevant ADSs in a Clearing System, it will be deemed to consent, in the case of a Direct Participant, to have such Clearing System provide details concerning its identity to the Tender Agent (and for the Tender Agent to provide such details to the Bank, the Dealer Manager and the Information Agent, and their respective legal advisers);

  (B)
  it holds and will hold, until the time of settlement on the Settlement Date, the ADSs blocked in the relevant Clearing System and, in accordance with the requirements of, and by the deadline required by, such Clearing System, it has submitted, or has caused to be submitted, a Tender Instruction to such Clearing System to authorize the blocking of the ADSs with effect on and from the date of such submission so that, at any time pending the transfer of such ADSs on the Settlement Date to the Tender Agent or to its agents on their behalf and the cancellation of such ADSs, no transfers of such ADSs may be effected; and

  (C)
  if the ADSs tendered for purchase are accepted by the Bank, it acknowledges that (i) the Tender Offer Consideration will be paid in U.S. dollars, (ii) such cash amounts will be deposited by or on behalf of the Bank with the Tender Agent on the Settlement Date and (iii) on receipt of such cash amounts, the Clearing Systems will make payments to the accounts in the Clearing Systems of the relevant ADS Holders.

Provisions Common to Tendering ADSs, However Held

        By tendering ADSs in the Offer, whether such ADSs are held as a registered ADS Holder, through a DTC participant, or in Euroclear or Clearsteam, an ADS Holder and any Direct Participant submitting a Tender Instruction on such ADS Holder's behalf shall be deemed to agree, and acknowledge, represent, warrant and undertake, to us, the Information Agent, the Tender Agent and the Dealer Manager the following at the Expiration Time and the time of settlement on the Settlement Date (if an ADS Holder or Direct Participant is unable to make any such agreement or acknowledgement or give any such representation, warranty or undertaking, such ADS Holder or Direct Participant should contact the Tender Agent immediately):

  (A)
  it has received the Offer to Purchase, and has reviewed and accepted the terms, conditions, risk factors, and other considerations of the Offer, all as described in this Offer to Purchase, and has undertaken all the appropriate analysis of the implications of the Offer without reliance on us, any of the Dealer Manager, the Tender Agent or the Information Agent;

  (B)
  subject to and effective upon acceptance for purchase of, and payment for, the ADSs tendered therewith, it (i) sells, assigns and transfers to or upon the order of the Bank all right, title and interest in and to all the ADSs tendered thereby, (ii) waives any and all other rights with respect to the ADSs (including, without limitation, the tendering ADS Holder's waiver of any existing or past defaults and their consequences in respect of the ADSs) and (iii) releases and discharges the Bank from any and all claims such ADS Holder may have now, or may have in the future, arising out of, or related to, the ADSs, including, without limitation, any claims that such ADS Holder is entitled to receive additional ADSs or dividend payments with respect to the ADSs or to participate in any redemption of the ADSs;

  (C)
  it represents and warrants that the ADS Holder has full power and authority to tender, sell, assign and transfer the ADSs tendered, and that when such ADSs are accepted for purchase and payment by the Bank, the Bank will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The ADS Holder will, upon request, execute and deliver any additional documents deemed by the Tender Agent or the Bank to be necessary or desirable to complete the sale, assignment and transfer of any ADSs tendered. All authority conferred or agreed to be conferred by tendering through book-entry transfer shall survive the death or incapacity of the tendering ADS Holder and every obligation of such ADS Holder incurred in connection with the tender of its ADSs shall be binding upon such ADS Holder's heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

  (D)
  it agrees that all questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered ADSs will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of ADSs that we determine are not in proper form or for which the acceptance for payment or payment may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in the tender of ADSs of any particular ADS Holder, whether or not similar conditions, defects or irregularities are waived in the case of other ADS Holders. Our interpretation of the terms and conditions of the Offer will be final and binding. None of the Bank, the Dealer Manager, the Depositary, the Tender Agent, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notice;

  (E)
  other than as provided by the Bank in "Taxation—Certain U.S. Federal Income Tax Consequences" in this Offer to Purchase and in "Important Tax Information" in the Letter of Transmittal, no information has been provided to it by us, the Dealer Manager, the Information Agent or the Tender Agent, or any of their respective directors or employees, with regard to the tax consequences for ADS Holders arising from the tendering of ADSs, and it acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Offer, and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against us, the Dealer Manager, the Information Agent or the Tender Agent, or any of their respective directors or employees, or any other person in respect of such taxes and payments;

  (F)
  the undersigned is not a person to whom it is unlawful to make an invitation pursuant to the Offer under applicable securities laws and it has (before submitting, or arranging for the submission on its behalf, as the case may be, of the Tender Instruction in respect of the ADSs) complied with all laws and regulations applicable to it for the purposes of its participation in the Offer;

  (G)
  the terms and conditions of the Offer shall be deemed to be incorporated in, and form a part of, the Tender Instruction, if applicable, which shall be read and construed accordingly;

  (H)
  it agrees to do all such acts and things as shall be necessary, and to execute any additional documents deemed by us to be desirable, to complete the transfer of its ADSs to the Bank, and/or to perfect any of the authorities expressed to be given hereunder; and

  (I)
  it has observed the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other consents; complied with all requisite formalities; and paid any requisite issue, transfer or other taxes or requisite payments due from it in each respect in connection with the Offer or acceptance in any jurisdiction. It has not taken or omitted to take any action that is in breach of the terms of the Offer or that will or may result in us, the Dealer Manager, the Tender Agent, or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer.

Withdrawal Rights

        ADSs validly tendered in connection with the Offer may be withdrawn at any time prior to the Expiration Time and as otherwise required by law.

        For a withdrawal to be valid, a written or facsimile transmission notice of withdrawal must be timely received by the Tender Agent at its address set forth on the back cover of this Offer to Purchase. Do not contact the Bank or the Dealer Manager, as they will be unable to assist you.

        Any such notice of withdrawal must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the names in which any ADR(s) evidencing the ADSs to be withdrawn are registered, if different from that of the person who tendered such ADSs. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution if the original Letter of Transmittal to which it relates required a signature guarantee. If ADSs have been tendered pursuant to the procedures for book-entry tender as set forth in "—Procedure for Tendering ADSs", any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn ADSs. If ADSs to be withdrawn were tendered by a registered ADS Holder, the name of the registered ADS Holder and, if applicable, the serial numbers of the particular ADRs evidencing the ADSs to be withdrawn must also be furnished to the Tender Agent as aforesaid prior to the physical release of such ADSs.

        Withdrawals of tenders of ADSs may not be rescinded, and any ADSs properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn ADSs may, however, be retendered following one of the procedures described under "—Procedure for Tendering ADSs", at any time prior to the Expiration Time.

        Withdrawals of tenders of ADSs can only be accomplished in accordance with the foregoing procedures. All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, and our determination shall be final and binding on all parties. None of the Bank, the Dealer Manager, the Depositary, the Information Agent, the Tender Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

        There are no appraisal or other similar statutory rights available to ADS Holders in connection with the Offer.

        Only Direct Participants in a Clearing System may submit a withdrawal instruction to that Clearing System. Each ADS Holder that is not a Direct Participant in the relevant Clearing System must arrange for the Direct Participant through which such ADS Holder holds its ADSs to submit a valid withdrawal instruction on its behalf to the relevant Clearing System, as applicable, before the deadlines specified by the relevant Clearing System.

        ADS Holders holding ADSs through a participant in DTC or a Clearing System should be advised that these clearing facilities and their participants will have earlier expiration times than the Expiration Time in order to submit withdrawal instructions. ADS Holders should contact these clearing facilities or the securities intermediary through which they hold ADSs to determine the cutoff date and time applicable to them.

Conditions of the Offer

        We will not be required to accept for payment, purchase or pay for any ADSs tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for ADSs tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the person making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer) if at any time and prior to the Expiration Time (whether any ADSs have theretofore been accepted for payment) any of the following conditions shall not have been satisfied (or shall have been reasonably determined by us not to have been satisfied) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment.

        Pursuant to the applicable terms and conditions of the Preference Shares and the Bank of Greece's Circular No. 21/22.9.2004, any purchase made by the Bank or by any of the Bank's other subsidiaries on their own account is subject to the prior consent of the Bank of Greece. Such consent was obtained on May 28, 2013 and the Offer is conditional on its continued validity.

        Pursuant to European Commission state aid measures put in place for the Hellenic Republic, the Offer in respect of the Preference Shares are also subject to the prior consent of the DG Comp. Such consent was obtained on May 21, 2013 and the Offer is conditional on its continued validity.

        In addition, by virtue of the presubscription agreement dated May 28, 2012, executed by the Bank, the HFSF and the European Financial Stability Fund ("EFSF"), as amended and codified on December 21, 2012 in view of the provision of capital support to the Bank by the HFSF in accordance with the recapitalization program of Greek credit institutions, the Offer are subject to the consent of the HFSF. Such consent was obtained on May 29, 2013 and the Offer is conditional on its continued validity.

        Furthermore, this Offer is conditional on there not existing (a) in our reasonable judgment, any actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which either one of us or one of our affiliates is party or by which either one of us or one of our affiliates is bound) to the purchase of ADSs pursuant to the Offer and/or subsequent cancellation of the Preference Shares by us, (b) any change or development, including any prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on the Bank, the market price of the ADSs or the Preference Shares or the value of the ADSs or the Preference Shares to us, (c) in our reasonable judgment, any noncompliance with the relevant requirements of a particular jurisdiction in which the Offer is being made, or (d) the continuing validity of the consents received by us from the Bank of Greece, the DG Comp, and the HFSF to conduct the Offer.

        The conditions listed in the immediately preceding paragraph are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the Expiration Time in our sole discretion.

Provisions Relating to Conditions

        If any condition to the Offer is not satisfied or waived by us prior to the Expiration Time, we reserve the right (but shall not be obligated), subject to applicable law, (i) to terminate the Offer and return the ADSs tendered pursuant thereto to the tendering ADS Holders, (ii) to waive all unsatisfied conditions and accept for payment and purchase all ADSs that are validly tendered pursuant thereto prior to such Expiration Time, (iii) to extend the Offer and retain the ADSs that have been tendered pursuant thereto during the period for which the Offer is extended or (iv) to amend the Offer.

        We expressly reserve the right, at any time or from time to time, regardless of whether or not any of the conditions set forth above for the Offer shall have been satisfied, subject to all applicable laws, (a) to extend the Expiration Time for such Offer or (b) to amend such Offer in any respect, in any such case by giving written or oral notice of such extension or amendment to the Tender Agent and making a public announcement with respect thereto. We will follow any extension, amendment or delay of the Offer, as promptly as practicable, with a public announcement. In the case of an extension, the related announcement will be issued no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Time. If we make a material change to any term of the Offer, we will promptly disclose this change to you by way of a public announcement. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through a leading news wire service and through the NYSE.

RISK FACTORS AND OTHER CONSIDERATIONS RELATING TO THE OFFER

Before making a decision whether to tender ADSs pursuant to the Offer, ADS Holders should carefully consider all of the information in this Offer to Purchase and, in particular, the following risk factors.

The Bank does not currently pay dividends on the Preference Shares underlying the ADSs

        We have not paid any dividends on our Preference Shares since March 2011 and will not proceed to such payment in respect of the financial year ended December 31, 2012 in view of the Bank's net loss for the year and in accordance with the Bank's Articles of Association, Greek Law 4063/2012 and the provisions of article 44a in conjunction with articles 42c and 43 of the Greek Company Law 2190/1920, which prohibit the payment of dividends in the absence of sufficient distributable funds. If the Bank has sufficient distributable funds, each Preference Share is entitled to a non-cumulative dividend of $2.25 per share per annum paid in cash. Payments of dividends on the Preference Shares take preference over distributable profits otherwise available to our ordinary shareholders.

        In general, as a result of our participation in the Hellenic Republic Bank Support Plan (Greek Law 3723/2008, as amended and currently in force) and the recapitalization framework of Greek credit institutions, our dividends are subject to a maximum of 35% of the Bank's distributable profits (on an unconsolidated basis) for as long as the Bank participates in the Hellenic Republic Bank Support Plan and the recapitalization framework of Greek credit institutions, and any decisions regarding, among other things, distribution of dividends and remuneration can be vetoed by the Hellenic Republic representative who sits on our Board of Directors. The restrictions of Greek Law 3723/2008 regarding the distribution of dividends apply to the Bank as a result of its participation in the recapitalization framework pursuant to Greek Law 3864/2010. In addition, as long as the Bank participates in the recapitalization framework pursuant to Greek Law 3864/2010, the HFSF's representative who sits on the Bank's Board of Directors will have the power to veto any decision of the Board of Directors of the Bank regarding, among other things, the distribution of dividends and remunerations.

        In addition, pursuant to the commitments undertaken by the Hellenic Republic vis-à-vis the European Commission due to the provision of state aid to Greek banks, the Bank is prohibited from distributing dividends or paying coupons on own fund instruments or releasing reserves to put itself in such a position until the end of the restructuring period, unless such payment fulfills legal obligation of the Bank or the DG Comp grants a relevant exception.

        Furthermore, on November 9, 2012, Cabinet's Act 38/9-11-2012 (GG A' 223) relating to the recapitalization of the banks, provided that when the Bank issues contingent convertible notes ("CoCos") and for as long as these CoCos are outstanding:

  (a)
  the Bank pays no dividend to common shareholders;

  (b)
  the amount that would have been set aside for dividend distribution to common shareholders is used for paying, on a pro rata basis, interest on CoCos, interest or dividends to other classes of securities ranking pari passu to CoCos, as well as for repurchasing the CoCos or other classes of securities ranking pari passu to CoCos.

        On April 29, 2013, the General Meeting of Shareholders approved the issuance of EUR 1,900 million CoCos by the Bank. As of the date of this Offer to Purchase, it is not clear if the Bank will issue the CoCos described above as part of its recapitalization plan. However, there can be no assurance that such CoCos will not be issued by the Bank.

        Our participation in the Hellenic Republic Bank Support Plan has also resulted in the issuance of fixed return preference shares to the Hellenic Republic (EUR 350.0 million in January 2009 and EUR 1,000.0 million in December 2011). Greek Law 4093/2012 provides that the fixed return of 10% on the preference shares issued in favor of the Hellenic Republic in accordance with Greek Law 3723/2008, is payable in any case, except when the payment of the fixed return will lower the Core Tier 1 ratio of the Bank below the required minimum. The said provision is in force notwithstanding the provisions of Greek Company Law 2190/1920, except for article 44a, which prohibits the payment of dividends in the absence of sufficient distributable funds.

Recessionary pressures in the Hellenic Republic stemming from the Program have had and may continue to have an adverse effect on our business, results of operations and financial condition

        Our business activities are dependent on the level of banking, finance and financial products and services we offer, as well as our customers' capacity to repay their liabilities. In particular, the levels of savings and credit demand are heavily dependent on customer confidence, employment trends and the availability and cost of funding.

        A protracted period of poor economic conditions in the Hellenic Republic is materially and adversely affecting the liquidity, business activity and financial conditions of our borrowers, which in turn has led to further increases in our non-accruing loan ratios, impairment charges on our loans and other financial assets, decreased demand for borrowings in general and increasing deposit outflows. Specifically, our non-accruing loan ratio in the Hellenic Republic has increased from 15.1% at December 31, 2011 to 21.4% at December 31, 2012.

        Adding to the negative impact of a sharp drop in consumer and business confidence resulting from the economic crisis and on-going sizeable macroeconomic imbalances, the additional fiscal adjustment agreed under the Program had in 2012 and is likely to continue to have a significant negative effect on economic activity in the Hellenic Republic in the future.

        In the context of continued market turmoil, worsening macroeconomic conditions and increasing unemployment, coupled with declining consumer spending and business investment and the worsening credit profile of our corporate and retail borrowers, the value of assets collateralizing our secured loans, including houses and other real estate, has declined significantly and could continue to decline further. Such decline has resulted in and could continue to result in impairment of the value of our loan assets and increases in the level of past due loans, either of which may have a material adverse effect on our business, results of operations and financial condition.

        Finally, if the Program is not implemented successfully—especially with respect to the structural reform agenda—or if additional austerity measures beyond those agreed to in the Program are required to counterbalance potential deviations from the Program's targets, economic activity may register a sharper than expected drop in 2013, as it did in 2011 and 2012, resulting in a further delayed recovery and a further adverse effect on our business, results of operations and financial condition.

        All of the foregoing conditions and events are likely to have a material adverse effect on our business, results of operations and financial condition, and therefore on our ability to pay dividends on the Preference Shares in the future.

The Bank does not currently intend to exercise the optional call in relation to the Preference Shares

        The Bank will not exercise its redemption right in respect of Preference Shares that becomes exercisable on the interest payment date falling in June 2013, as permitted in accordance with the terms and conditions governing the Preference Shares, at the redemption price set out therein, and does not currently intend to exercise its redemption right that is exercisable on future dividend payment dates. Any future decision to exercise calls in respect of Preference Shares that are not purchased pursuant to the Offer will be made on the basis of prevailing economic conditions, the then-current regulatory framework and the best interests of the Bank, subject, in any case, to the approval of the Bank of Greece and any other relevant authority (including the DG Comp and the HFSF). In addition, currently, no calls or payments of distributions may be made without first consulting the DG Comp pursuant to European

Commission state aid measures put in place for the Hellenic Republic. The DG Comp has communicated that, in principle, banks should not call financial instruments or pay distributions if it would endanger the viability of the relevant bank (including by resulting in a reduction of regulatory capital) or if it would be contrary to the principle of state aid.

        More specifically, the Hellenic Republic undertook a series of commitments vis-à-vis the European Commission regarding Greek credit institutions under restructuring. Under these commitments and unless DG Comp agrees to an exemption, the Bank or any other entity of the Bank is not permitted, inter alia, to exercise call options in respect of own funds instruments if the credit institution's total regulatory capital would be reduced following such exercise.

Regulatory uncertainty in relation to burden sharing

        In February 2012, the Greek government agreed to the Program, which is jointly supported by the IMF and the Eurozone Member States. This Program replaced the original program of EUR 110 billion, agreed in May 2010, for the period 2010-2013 and has the form of a cooperative package of IMF and the Eurozone Member States' funding. The Program also contains measures to protect the stability of the banking system by providing capital support. The HFSF, funded by the Greek government out of the resources available from the IMF and EU under the Program, was established pursuant to Greek Law 3864/2010, as a company, whose purpose was to preserve the stability of the Greek banking system and ensure its adequate recapitalization of the Greek banking system. The Bank is one of the four systemic Greek banks which will be required to be recapitalized under the Program.

        On November, 2012, the Eurogroup made an announcement concerning reforms required by the European Commission, IMF and European Central Bank of the Greek economy. As part of that announcement the Eurogroup stated:

        "The Eurogroup considers that, in recapitalising Greek banks, liability management exercises should be conducted in respect of remaining subordinated debt holders so as to ensure a fair burden sharing."

        The Bank has been a recipient of state aid. Under certain European state aid rules recipients of such aid are usually required to offer compensatory measures and show that their private investors share the burden of the company's difficulties in order for the aid to be approved by the European Commission. Such measures have included the divestment of businesses and bans on the payment of dividends and/or coupons on hybrid capital instruments for a period of time.

        Accordingly, while the imposition of mandatory conversion or liability management exercises for hybrid capital instruments has not so far been a common compensatory measure required by the European Commission or Member States when approving aid to financial institutions, it cannot be excluded that other Member States (such as the Hellenic Republic) may seek to impose such mandatory measures on hybrid capital holders in the future. No assurance can be given that measures may not be taken in the future that may be less favorable for ADS Holders than the terms of the Offer and which may have a materially adverse effect on the value of the ADSs.

As a recipient of state aid, the Bank's operational autonomy is constrained

        Due to the recapitalization of the Greek banks and the receipt of funds in the form of bridge capital pending completion of the recapitalization, the Bank is subject to European state aid rules. Under those rules, the Bank's operations are restricted so that the state aid does not lead to the distortion of competition. For example, the Bank is not permitted to pay any coupon or dividend on own funds instruments until the end of the restructuring period, to make any asset purchases or to acquire any stake in any undertaking and has restrictions on lending practices in accordance with the commitments that the Hellenic Republic undertook towards the European Commission regarding Greek banks under restructuring, including the Bank.

        The commitments of the Hellenic Republic towards the European Commission refer, among other things, to the appointment of a Monitoring Trustee for each bank, who acts on behalf of the European Commission and aims to ensure the compliance of the Bank with the aforementioned commitments. The Monitoring Trustee is responsible for the compliance of the Bank with Greek Company Law 2190/1920 on sociétés anonymes, its corporate governance provisions and the Greek banking regulatory framework, and monitors the organizational structure of the Bank in order to ensure that the internal audit and risk management departments of the Bank are fully independent from commercial networks. In order to fulfill the above role, the Monitoring Trustee has the right to attend the meetings of the audit committee and risk management committee of the Bank as an observer, review the annual audit plan and may require additional investigations, receive all reports emanating from internal control bodies of the Bank and be entitled to interview any auditor. Furthermore, the Monitoring Trustee monitors the commercial practices of the Bank, with a focus on credit policy and deposit policy. Accordingly, the Monitoring Trustee has the right to attend the meetings of the credit committees of the Bank as an observer, and monitors the development of the loan portfolio, the maximum amount that can be granted to borrowers, the transactions with related parties and other relevant matters. The Monitoring Trustee also has access to all the relevant credit files and the right to interview credit analysts and risk officers. Furthermore, he has the right to monitor the management policy of legal cases of the Bank. As a result, our management's discretion is subject to further oversight and certain decisions may be constrained by powers accorded to the Monitoring Trustee, which may affect business decisions and development strategies and limit the operational flexibility of the Group.

The state aid received by the Bank in the form of a commitment letter from the HFSF regarding its participation in the Bank's share capital increase as well as the advance payment for the recapitalization of EUR 9,756.0 million, has only received provisional approval from the European Commission and is under investigation by the European Commission within the framework on State aid rules.

        The Group participated in the agreement with the Greek private sector whereby private investors would agree to exchange certain eligible Greek government bonds on certain terms, also known as the Private Sector Involvement, and as a result, recorded impairment losses on its Greek government bond portfolio and loans of EUR 11.8 billion in 2011. These losses have adversely affected the capital position of the Group and led to losses of EUR 12.3 billion in 2011. As a result, the Group's total capital adequacy ratio fell below the minimum 8% (negative 2.6% at December 31, 2011), and the Bank had to seek support from the HFSF. Initially, the Bank received from the HFSF on May 28, 2012, the European Financial Stability Fund ("EFSF") bonds, maturing during the period 2018 to 2022, with a nominal value of EUR 1,486.0 million each, with a total nominal value of EUR 7,430.0 million, and on December 21, 2012 received additional EFSF bonds of a nominal value of EUR 2,326.0 million maturing from 2022 to 2024 as an advance contribution to the Bank's future share capital increase under the presubscription agreement signed on May 28, 2012, as amended and codified on December 21, 2012, with the HFSF and the EFSF (the "Presubscription Agreement"). As a result the pro-forma capital adequacy ratio increased to 9.0% as at December 31, 2012.

        On July 27, 2012, the European Commission temporarily approved the state aid received by the Bank in the form of a commitment letter from the HFSF as well as the advance payment for the recapitalization. In addition, the European Commission expressed its views and concerns by assessing the required criteria applicable to such state aid, such as the appropriateness, necessity and proportionality of these measures. As a result, the European Commission launched a formal investigation regarding these measures, in order to conduct a more detailed assessment and allow third parties to submit comments.

        Furthermore, on July 27, 2012, the European Commission issued a similar decision, meaning the temporary approval and initiation of a formal investigation in accordance with EU state aid rules regarding the advance payments for the recapitalization granted by the HFSF in favor of the Bank, Alpha Bank S.A., Eurobank Ergasias Bank S.A. and Piraeus Bank S.A. for financial stability reasons. The European

Commission may conclude, at the end of its investigation, that the assistance provided by the HFSF to the Bank:

  (i)
  is in compliance with the common market rules and therefore approve such aid ("positive decision"). This favorable decision could be subject to other requirements (in addition to those already included in the Bank's restructuring plan), which will be proposed by the Hellenic Republic; or

  (ii)
  is not in compliance with the rules of the common market and thus request the return of the advance payment to the HFSF ("negative decision").

        A negative decision or a positive decision subject to excessive additional requirements for the recapitalization of the Bank may significantly affect the Group's capital ratios and restrict access to the funding system of the European Central Bank and the Bank of Greece.

        Additionally, the approval of the state aid from the DG Comp requires the approval of an amended restructuring plan which needs to be submitted by July 30, 2013. Following the Presubscription Agreement, dated May 28, 2012 amounting to EUR 7,430.0 million, the Bank has submitted on October 31, 2012 (through the Ministry of Finance) to the DG Comp, a restructuring plan according to Greek Law 3864/2010. As a consequence of the subsequent mergers and acquisitions that took place in the banking sector, the submitted restructuring plan was deemed not representative. The DG Comp requested the re-submission of the restructuring plan by July 30, 2013, which should include the updates required. In view of the progress of the process for the preparation of the restructuring plan and based on the communication between the Bank and the DG Comp, the Bank expects that the European Commission will request disposal of certain of the Bank's assets or its subsidiaries (including significant subsidiaries) or divestment from participations, as it has been requested in the past from other banks within the European Union that have received state-aid capital injections. The implementation of these measures from the Bank may have a significant impact in its business activity, operating results and its financial position. Furthermore, the timing of their implementation may be to the detriment of the shareholders.

        Furthermore, any failure of the Bank in the future to fulfill its obligations that will be determined in the restructuring plan which will be submitted to the EU and the HFSF, could lead to the HFSF exercising in full the voting rights of the shares to which it would be entitled from its participation in the recapitalization of the Bank, in case the Bank has raised the required amount from the private investors.

The HFSF as a shareholder will have specific rights relating to the Bank's operation, and if the Bank does not succeed in raising at least 10% of its capital needs from the private sector in the rights offering that is currently underway in the Hellenic Republic, taking into account any CoCos, the HFSF will have control over the Bank's management.

        The original Program in May 2010, introduced restructuring measures like the establishment of the HFSF, whose only shareholder is the Hellenic Republic and whose role is to maintain the stability of the Greek banking system by providing capital support in the form of ordinary shares or contingent convertible securities or other convertible securities, if a significant decline in capital buffers of the banks occurs. Under the Program, as currently in force, the role of the HFSF was enhanced, providing it with greater oversight capacities over the banks, in which it is committed to provide capital support pursuant to the provisions of Greek Law 3864/2010 and the Cabinet Act 38/2012.

        In the context of the recapitalization of the Greek banks and specifically pursuant to the provisions of Greek Law 3864/2010, as currently in force, and Cabinet Acts 15/2012 and 38/2012, and following the contribution on May 28, 2012 to the Bank by the HFSF of EFSF bonds with total nominal amount of EUR 7,430.0 million, as an advance for the participation in the Bank's future share capital increase, the HFSF appointed on June 11, 2012, pursuant to the Presubscription Agreement, a representative to the Bank's Board of Directors. On December 21, 2012, the Bank received additional EFSF bonds with total nominal amount of EUR 2,326.0 million from the HFSF as an additional advance for the participation of the HFSF in the Bank's future share capital increase pursuant to the Presubscription Agreement. Pursuant to the above legal framework, the HFSF's appointed representative to the Bank's Board of Directors has the following powers:

  (a)
  to call the General Meeting of Shareholders of the Bank;

  (b)
  to veto any decision of the Bank's Board of Directors:

  i.
  regarding the distribution of dividends and the remuneration policy concerning the chairman, the managing director and the other members of the Board of Directors, as well as the general managers and their deputies; or

  ii.
  where the decision in question could seriously compromise the interests of depositors, or impair the Bank's liquidity or solvency or its overall sound and smooth operation (including business strategy, and asset/liability management);

  (c)
  to request an adjournment of any meeting of the Bank's Board of Directors for three business days in order to get instructions from the HFSF's Executive Committee, following consultation with the Bank of Greece;

  (d)
  to request the convocation of the Board of Directors of the Bank;

  (e)
  to approve the appointment of the Chief Financial Officer of the Bank; and

  (f)
  to unlimited access to the Bank's books and records for the purposes of Greek Law 3864/2010 with consultants of their choice.

        Pursuant to the Presubscription Agreement, the HFSF's appointed representative to the Bank's Board of Directors has the following powers:

  (a)
  to participate in the meetings of the Audit Committee, the Risk Management Committee, the Human Resources and Remuneration Committee and the Corporate Governance and Nomination Committee and the committee the Bank is required to establish with a responsibility of supervising the implementation of the restructuring plan which will be approved by the HFSF and the EU;

  (b)
  to include items in the agenda of the meetings of the Board of Directors of the Bank and of the committees in which the HFSF's representative participates; and

  (c)
  to be informed monthly by the Executive Committee of the Bank about all material transactions that have not been discussed by the Bank's Board of Directors and the committees in which the HFSF's representative participates and to receive the agenda and the minutes of the Executive Committee and the Strategy Committee regarding decisions on material transactions.

        Furthermore, by virtue of the above Presubscription Agreement, the Bank's statutory auditors have to be agreed to by the HFSF.

        In addition, according to the provisions of Greek Law 3864/2010 and the Presubscription Agreement, the Bank's relationship with the HFSF will be further regulated through a cooperation framework, as described in the Memorandum of Economic and Financial Policies, which is expected to enter into force by May 31, 2013. This framework may include additional terms and commitments to those currently existing and to which the Bank complies with. If the Bank does not succeed in raising at least 10% from the private sector in the recapitalization process that is currently underway in the Hellenic Republic, taking into account any CoCos, as further specified by the relevant ministerial decision, the HFSF-sourced capital will be in the form of common equity with full voting rights. Even if the Bank succeeds in raising at least 10% from the private sector in the recapitalisation process, taking into account any CoCos, the shares that the HFSF will acquire from the respective capital increase will constitute common equity with restricted voting rights, which will allow the HFSF to exercise its voting rights in the General Meeting of Shareholders of the Bank only for resolutions regarding modifications of its Articles of Association, including: an increase or reduction of the share capital of the Bank or provision of relevant authorization to the Board of Directors of the Bank; merger, division, conversion, revival, extension of duration or dissolution of the Bank; material asset transfers, including disposal of subsidiaries; or any other matters that require an increased majority, as explicitly provided in Greek Company Law 2190/1920 regulating Greek sociétés anonymes. HFSF's common equity with restricted voting rights will be taken into account for the calculation of quorum and majority percentages only for the aforementioned resolutions. If, however, a material breach of the terms of the restructuring plan, which will be submitted and approved by the HFSF and the DG Comp, occurs, as determined by a unanimous decision of the members of the General Council and its Executive Council, the HFSF is entitled to exercise in full the voting rights of the shares it will hold without any limitations.

        On April 29, 2013, the 2nd Repeat General Meeting of Shareholders of the Bank approved the implementation of the recapitalization framework and in particular approved (a) the reduction of the ordinary share capital of the Bank through a concurrent reverse split and reduction of the nominal of each common registered voting share of the Bank, (b) the issuance of CoCos up to EUR 1,900 million pursuant to Greek Law 3864/2010 and Cabinet Act 38/2012 and (c) increase of the Bank's share capital up to the amount of EUR 9,756.0 million through the issuance of new, common, registered voting shares, pursuant to Greek Law 3864/2010, through payment in cash of an amount up to EUR 1,171 million and/or contribution in kind for the full amount of the share capital increase.

        Consequently, as a result of the participation of the Bank in the recapitalization plan, the HFSF can exercise significant influence over the operations of the Group. There is a risk that the HFSF may disagree with certain decisions of the Bank relating to dividend distributions, benefits policies and other commercial and management decisions which will ultimately limit the operational flexibility of the Group. Although the participation of the private sector in the Bank's share capital increase cannot be forecasted, given the existing market conditions, it may be less than the 10% threshold, resulting in the Bank's full recapitalization by the HFSF through the issue of ordinary shares with full voting rights and, effectively, the control of the Bank by the HFSF as its major shareholder. In addition, the HFSF, as majority shareholder, could exercise its voting rights or other means of control in a manner that is not always aligned with the interests of the ADS Holders.

        The Hellenic Republic and the legal entities associated with the Greek government have the ability to exercise significant influence in specific areas of the Bank's operations.

        The Hellenic Republic directly owns all €270 million non transferable redeemable preference shares issued by the Bank under the Hellenic Republic's Bank Support Plan (Greek Law 3723/2008) (See "The Macroeconomic Environment in Greece: The Hellenic Republic's economic crisis"). The direct stake of the Hellenic Republic in the Bank as described above, provides the Hellenic Republic, amongst other things, with voting rights at the General Meeting of preferred shareholders, the appointment of a representative on the Board of Directors of the Bank, who has the ability to veto decisions relating to strategic issues or decisions that could have a material impact on the legal or financial status of the Bank and for which the approval of the General Meeting is required, or decisions referring to the distribution of dividends and the remuneration of the Bank's chairman, chief executive officer, deputy chief executive officer, the remaining members of the Board of Directors, the General Managers and their deputies under the relevant decision of the Ministry of Finance, or, in case of decisions that the representative considers detrimental to the interests of the depositors or that may materially affect the Bank's solvency and operations. Furthermore, the representative of the Hellenic Republic has unlimited access to the Bank's books and records, restructuring reports, plans for medium-term financing needs, as well as data relating to the level of funding of the economy.

        Apart from the above, the Hellenic Republic may exercise, up to a degree, influence as a shareholder, through certain state-related entities (primarily pension funds, most of whose boards of directors are appointed by the Hellenic Republic). As at April 10, 2013, various domestic pension funds owned in total approximately 13.0% of the Bank's common share capital, and other domestic public sector related legal entities and the Church of Greece owned in total approximately 5.6% of our ordinary share capital. As at April 10, 2013 the Hellenic Republic held directly, through the Hellenic Republic Asset Development Fund, 0.96% of the Bank's ordinary shares.

        These state-related entities, despite holding in total a non-controlling level of the Bank's total shares, in a General Meeting of Shareholders with no full voting participation by all of the Bank's common shareholders, may end up having a voting majority required for a decision, provided that they agree on how they will exercise their voting rights and/or the context of their vote.

        There is a risk that the Hellenic Republic may exercise the rights it has to exert influence over the Bank and may disagree with certain decisions of the Group relating to dividend distributions, benefits policies and other commercial and management decisions which will ultimately limit the operational flexibility of the Group.

        If economic conditions do not improve or continue to deteriorate, or if the financial position of the Group deteriorates, further government or inter-governmental intervention may take place in addition to the forthcoming recapitalization through the HFSF. Any further government or inter-governmental intervention, including through the HFSF, may have a material adverse effect on the interests of other holders of the Bank's securities, results of operations and financial condition.

        Furthermore, the Hellenic Republic and the HFSF also have interests in other Greek financial institutions and an interest in the health of the Greek banking industry and other industries generally, and those interests may not always be aligned with the commercial interests of the Group or its shareholders.

Uncertainty as to the trading market for ADSs not purchased

        Although the ADSs that are not validly tendered by ADS Holders will continue to be listed on the NYSE, to the extent the Offer is completed, the trading market for the ADSs that remain outstanding following such completion may be significantly more limited. Typically, ADSs with smaller outstanding numbers available for trading, commonly referred to as the "float", command lower prices than do comparable securities with larger floats. Therefore, the market price for ADSs not tendered or not purchased in the Offer may be affected adversely to the extent that the Offer reduces the float of the ADSs. The reduced float may also make the trading price of such ADSs more volatile.

        We cannot assure ADS Holders that an active market in such ADSs will exist, and cannot give ADS Holders any assurance as to the prices at which such ADSs may trade after the completion of the Offer. The extent of the market for outstanding ADSs following completion of the Offer will depend, among other factors, upon the number of ADS Holders holding ADSs that remain following the Offer and the interest by securities firms in maintaining a market in the ADSs. After completion of the Offer, the ADSs may trade at a level that is lower than both current trading prices and the price paid pursuant to the Offer, depending on prevailing market for securities with similar features, the Bank's economic performance, the fiscal or economic stability of the Hellenic Republic and other factors.

        None of the Bank, the Dealer Manager, the Depositary, the Information Agent or the Tender Agent has any duty to make a market in any such remaining ADSs.

Uncertainty as to future prices of the ADSs

        The price at which the ADSs that remain outstanding following the Offer may be influenced by future developments and/or announcements, both positive and negative, regarding the Bank or the fiscal or economic conditions in the Hellenic Republic. If there are positive or negative developments and/or announcements regarding the Bank or the fiscal or economic stability of the Hellenic Republic, including those referenced in the risk factors above, and the price at which the ADSs trade is affected in a positive or negative way, a decision to tender or not to tender ADSs pursuant to the Offer may be detrimental to ADS Holders.

Responsibility for complying with the procedures of the Offer

        ADS Holders are responsible for complying with all of the procedures for tendering ADSs for purchase pursuant to the Offer, as set out in this Offer to Purchase and in the related Letter of Transmittal. In particular, the deadlines set by any securities intermediary or Clearing System for the submission and withdrawal of a Tender Instruction may be earlier than the relevant deadlines specified in this Offer to Purchase. None of the Bank, the Depositary, the Dealer Manager, the Tender Agent or the Information Agent assumes any responsibility for informing any ADS Holder of irregularities with respect to such ADS Holder's participation in the Offer.

The Offer is conditional upon the satisfaction of certain conditions

        No assurance can be given that the Offer will be completed. Completion of the Offer is conditional upon the satisfaction or waiver of the conditions of the Offer set out in this Offer to Purchase under "The Offer—Conditions of the Offer".

ADS Holders should consult their own tax, accounting, financial and legal advisers before participating in the Offer

        ADS Holders should consult their own tax, accounting, financial and legal advisers as they may deem appropriate regarding the suitability to themselves of the tax, accounting, financial and legal consequences of participating or declining to participate in the Offer. In particular, due to the number of different jurisdictions where tax laws may apply to an ADS Holder, this Offer to Purchase does not discuss all tax consequences for ADS Holders arising from the purchase by the Bank of the ADSs. ADS Holders are urged to consult their own professional advisers regarding the possible tax consequences under the laws of the jurisdictions that apply to them. ADS Holders are liable for their own taxes and have no recourse to the Bank, the Dealer Manager, the Tender Agent or the Information Agent with respect to taxes arising in connection with the Offer.

A withdrawal of a Tender Instruction will only be accepted if validly submitted

        Notwithstanding the right of ADS Holders to withdraw a Tender Instruction in the circumstances set out in "The Offer—Withdrawal Rights" of this Offer to Purchase, such withdrawal will only be accepted if validly submitted in accordance with the instructions contained herein to the relevant Clearing System and/or the Tender Agent, as the case may be, prior to the Expiration Time (or any earlier deadlines set by the Clearing Systems or the Tender Agent, or any relevant securities intermediary).

There are various restrictions on the transfer of ADSs from the time of submission of a Tender Instruction

        When considering whether or not to participate in the Offer, ADS Holders should take into account that restrictions on the transfer of ADSs by ADS Holders will apply from the time of submission of a Tender Instruction. An ADS Holder will, on submitting a Tender Instruction, agree that its ADSs will be blocked in the relevant account in the relevant Clearing System from the date the relevant Tender Instruction is submitted until the earlier of (i) in the case of the submission of a Tender Instruction, the time of settlement on the Settlement Date, (ii) the date of any termination of the Offer (including where such ADSs are not accepted by the Bank for purchase) or (iii) the date on which the Tender Instruction is withdrawn.

        In the case of ADSs that are not held in a Clearing System, these procedures include the delivery to the Tender Agent of the ADR(s) for the ADSs which are the subject of the relevant Tender Instruction together with such Tender Instruction, and the making of certain agreements and acknowledgements, and the giving of certain representations, warranties and undertakings, the effect of which is that the relevant ADS Holder will not be able to subsequently transfer the ADSs which are the subject of such Tender Instruction (subject to the withdrawal rights of ADS Holders), unless the Offer is terminated or (if such ADSs are not accepted by the Bank for purchase) concluded.

Completion, termination and amendment

        Until the Bank announces whether it has decided to accept valid tenders of ADSs pursuant to the Offer, no assurance can be given that the Offer will be completed. In addition, subject to applicable law and as provided in this Offer to Purchase, the Bank may, in its sole discretion, extend, amend or terminate the Offer at any time before such announcement and may, in its sole discretion, waive any of the conditions of the Offer either before or after such announcement.

Compliance with offer and distribution restrictions

        ADS Holders are referred to the offer and distribution restrictions in "Offer and Distribution Restrictions" and the agreements, acknowledgements, representations, warranties and undertakings in "The Offer—Procedure for Tendering ADSs", which ADS Holders are required to inform themselves about and observe, and which ADS Holders will be deemed to make on submission of a Tender Instruction. Non-compliance with these could result in, among other things, the unwinding of trades and/or heavy penalties.

Responsibility for assessing the merits of the Offer and to consult advisers

        The Bank invites (subject to the offer restrictions set out herein) ADS Holders to tender the ADSs held by such ADS Holders. ADS Holders are not required to participate in the Offer. ADS Holders are responsible for assessing the merits of the Offer, and must make their own decision as to whether to submit a Tender Instruction or tender ADSs, or refrain from doing so, and if they do wish to submit a Tender Instruction, the number of ADSs to tender for purchase pursuant to the Offer.

        None of the Bank, the Dealer Manager, the Depositary, the Tender Agent, the Information Agent or any director, officer, employee, agent or affiliate of any such person, is acting for any ADS Holder, or will be responsible to any ADS Holder for providing any protections which would be afforded to its clients or for providing advice in relation to the Offer.

        Accordingly none of the Bank, the Dealer Manager, the Depositary, the Tender Agent, the Information Agent or any director, officer, employee, agent or affiliate of any such person, makes any recommendation as to whether ADS Holders should tender ADSs in the Offer or an assessment of the merits of the Offer or of the impact of the Offer on the interests of the ADS Holders either as a class or as individuals.

AGREEMENTS INVOLVING THE BANK'S PREFERENCE SHARES AND ADSs

        Except as described in "Risk Factors and Other Considerations Relating to the Offer", neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to the Preference Shares or ADSs.

PURPOSES OF THE OFFER

        The purpose of the Offer is to generate Core Tier 1 capital for the Bank and to strengthen the quality of its capital base.

        The Bank will surrender to the Depositary for cancellation any ADSs that it purchases pursuant to the Offer, and will cancel the Preference Shares represented thereby, subject to the requisite corporate approvals for cancellation of the Preference Shares.

INTERESTS IN THE BANK'S PREFERENCE SHARES AND ADSs

        Based on our records and on information provided to us by our executive officers, directors, affiliates and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Preference Shares or ADSs during the sixty (60) days prior to May 31, 2013.

 TAXATION

Certain Greek Tax Consequences

        Pursuant to new Greek Tax Law 4110/2013, a 10% dividend withholding tax is imposed on amounts paid to shareholders in case of share buybacks performed by a Greek société anonyme or in case of acquisition of its own shares by any other way with the purpose of being used for a share capital reduction, to the extent that such amounts exceed the capital contributed by such shareholders. In the context of the present Offer, we believe that the buy-back of the ADSs, each of which represents one Preference Share of the Bank, will not constitute a taxable event for Greek income tax purposes on the basis that the amount offered to the holders of the ADSs does not exceed the amount of share capital and share premium paid by such holder in subscribing such ADSs.

Certain U.S. Federal Income Tax Consequences

        The following is a summary of certain U.S. federal income tax consequences of the Offer that may be relevant to U.S. Holders (as defined below), and backup withholding considerations that may be relevant to Non-U.S. Holders (as defined below), who tender their ADSs pursuant to the Offer. This summary does not purport to be a comprehensive description of all tax considerations that may be relevant to particular U.S. Holders in light of their particular circumstances. This summary assumes that the U.S. Holders hold ADSs as capital assets and does not address the tax treatment of special classes of U.S. Holders, such as financial institutions, tax-exempt entities, insurance companies, retirement plans, persons holding ADSs as part of a "straddle" or as part of a "synthetic security" or a hedging or conversion transaction or other integrated transaction, real estate investment trusts, regulated investment companies, U.S. expatriates, persons subject to the alternative minimum tax, dealers or traders in securities, currencies or notional principal contracts, persons that own (or are deemed to own for U.S. federal income tax purposes) 10% or more of the Bank's voting stock, holders who hold ADSs in connection with a trade, profession or vocation carried on in the Hellenic Republic (whether through a branch, agency or otherwise) and U.S. Holders whose "functional currency" is not the U.S. dollar.

        This discussion does not address any tax consequences applicable to holders of equity interests in a holder of ADSs. If a partnership holds ADSs, the consequences to a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding ADSs should consult its tax adviser regarding the associated tax consequences.

        For the purposes of this summary, a "U.S. Holder" means a beneficial owner of ADSs that is, for U.S. federal income tax purposes, (i) a citizen or an individual resident of the United States, (ii) a corporation, or other entity treated as a corporation, created in or organized under the laws of the United States or any state or political subdivision thereof (including the District of Columbia), (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust, if (x) a court within the United States is able to exercise primary supervision over its administration and (y) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. A "Non-U.S. Holder" is a beneficial owner of ADSs that is not a U.S. Holder.

        This summary is based on current U.S. federal income tax law, including the U.S. Internal Revenue Code of 1986 (the "Code"), its legislative history, existing, temporary and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and court decisions, all of which are subject to change at any time (possibly with retroactive effect). The Bank has not sought any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the US federal income tax consequences of the Offer or that any such position would not be sustained. U.S. Holders should consult their tax advisors as to the consequences under U.S. federal, estate, gift, state, local and applicable foreign tax laws of the Offer relevant in their particular circumstances.

        The Bank believes that it is not a passive foreign investment company ("PFIC") for the 2012 taxable year (the latest period for which the determination can be made) and that it will not be a PFIC for the current taxable year. If the Bank were a PFIC, participating in the Offer could have adverse tax consequences to certain categories of U.S. Holders. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the PFIC rules to their participation in the Offer. The remainder of this discussion assumes that the Bank is not a PFIC for U.S. federal tax purposes.

Tender of ADSs

        Subject to the discussion in the following paragraphs, for U.S. federal income tax purposes, U.S. Holders should generally recognize capital gain or loss upon tendering their ADSs in an amount equal to the excess, if any, of the cash received in the Offer over the U.S. Holder's adjusted tax basis in the ADSs surrendered. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in respect of such ADSs exceeds one year. Long term capital gains derived by individuals and other non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations. In most circumstances, gain realized by a U.S. Holder on the sale of ADSs pursuant to the Offer will be treated as U.S. source gain for U.S. foreign tax credit limitation purposes, and losses will be allocated against U.S. source income.

        The U.S. federal income tax consequences of the Offer for U.S. Holders that own, actually or constructively, ordinary shares of the Bank or other equity interests in the Bank in addition to ADSs may differ from that described above. In certain circumstances, the entire amount received by such a U.S. Holder on the exchange of ADSs for cash pursuant to the Offer will be treated as a distribution subject to the rules described below, without offset or reduction for such holder's basis in such ADSs. U.S. Holders that own, actually or constructively, ordinary shares of the Bank or other equity interests in the Bank in addition to ADSs should consult their tax advisers concerning the tax consequences to them of participating in the Offer.

        If a U.S. Holder that exchanges Preference Shares or ADSs for cash pursuant to the Offer is not treated for U.S. federal income tax purposes as recognizing gain or loss from a disposition of the Preference Shares or ADSs, then the U.S. Holder will be treated as receiving a distribution from the Bank. The gross amount of any distribution made by the Bank (or deemed to be made by the Bank) to a U.S. Holder with respect to the Preference Shares or ADSs (without any offset for the U.S. holder's tax basis in such Preference Shares or ADSs and including the amount of any withholding tax) will generally be included in the holder's gross income as dividend income in the year actually or constructively received, but only to the extent that the distribution is paid out of the Bank's current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent, if any, that the amount of the distribution exceeds the Bank's current and accumulated earnings and profits as determined under U.S. federal income tax principles, the excess will be treated first as a tax-free return of the U.S. Holder's adjusted tax basis in the holder's Preference Shares or ADSs and then, to the extent such excess exceeds the holder's adjusted tax basis, as capital gain. The Bank does not maintain calculations of its earnings and profits under U.S. federal income tax principles; therefore, a U.S. Holder should expect that any amount received pursuant to the Offer that is treated as a distribution will be treated as a dividend.

        "Qualified dividend income" received by individual and certain other non-corporate U.S. Holders will be eligible for reduced rates of taxation if the Bank is a "qualified foreign corporation" and certain holding period requirements are satisfied. The Bank will be a "qualified foreign corporation" if it is eligible for the benefits of the Convention Between the United States of America and the Kingdom of Greece (now the Hellenic Republic) for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the "U.S.-Hellenic Republic Treaty") and is not a PFIC in the taxable year of the distribution or the immediately preceding taxable year. The Bank expects to be eligible for the benefits of the U.S.-Hellenic Republic Treaty. In addition, as discussed above, the Bank believes that it is not a

PFIC for the 2012 taxable year and it does not expect to be a PFIC for the current year or for any future years.

        Dividends received by U.S. Holders on the ADSs will generally be treated as "foreign source" and generally will be categorized as "passive income" for purposes of applying the foreign tax credit rules. Qualified dividend income that is taken into account for purposes of calculating the U.S. Holder's U.S. foreign tax credit limitation must be reduced by the "rate differential portion" of such dividend. The rules relating to foreign tax credits, and the timing thereof, are complex. U.S. Holders should consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

        If a U.S. Holder is treated as receiving a distribution from the Bank pursuant to the Offer, the U.S. Holder's adjusted tax basis in any retained equity interests in the Bank generally will be increased by the U.S. Holder's adjusted tax basis in the ADSs exchanged for cash pursuant to the Offer. If the U.S. holder has no remaining equity interests in the Bank, such basis could, under certain circumstances, be transferred to any remaining equity interests in the Bank that are held by a person related to such holder, or such basis could be lost entirely.

U.S. Information Reporting and Backup Withholding

        Non-corporate U.S. Holders may be subject to the information reporting requirements, as well as to backup withholding on the proceeds received from tendering ADSs. The amount withheld from a payment to a U.S. Holder under the backup withholding rules generally will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Taxation of Non-U.S. Holders

        The tender of ADSs by Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax, unless (i) any gain recognized on the tender of the ADSs is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (ii) in the case of any gain realized by an individual Non-U.S. Holder, such Non-U.S. Holder is present in the United States for 183 days or more during the taxable year.

        In order to avoid backup withholding, however, Non-U.S. Holders who own ADSs must complete and provide the Tender Agent with a Form W-8 ("Certificate of Foreign Status"), certifying that such person is an exempt foreign person.

Holders that Do Not Participate in the Offer

        The Offer generally will not result in any U.S. federal income tax consequences to ADS Holders that do not participate in the Offer.

 PERSONS AND ASSETS EMPLOYED IN CONNECTION WITH THE OFFER

Dealer Manager

        We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as Dealer Manager in connection with the Offer. We have agreed to pay the Dealer Manager customary fees for its services in connection with the Offer. We have agreed to reimburse the Dealer Manager for its out-of-pocket expenses, including fees and disbursements of counsel. We will also indemnify the Dealer Manager against certain liabilities, including liabilities under the U.S. federal securities laws.

        The Dealer Manager and its affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services for, the Bank and its affiliates in the ordinary course of business. In addition, in the ordinary course of their business activities, the Dealer Manager and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Bank or the Bank's affiliates. The Dealer Manager or its affiliates that have a lending relationship with the Bank routinely hedge their credit exposure to the Bank consistent with their customary risk management policies. Typically, the Dealer Manager and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Bank's securities, including potentially the Preference Shares or ADSs referred to herein. Any such short positions could adversely affect future trading prices of the ADSs. The Dealer Manager and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Retail Processing Dealers and Retail Processing Fees

        We have asked the Dealer Manager to form a retail processing dealer group comprised of registered brokers and dealers in the United States to process tenders into the Offer from retail beneficial owners. Each Retail Processing Dealer who successfully processes tenders from a retail beneficial owner of ADSs will be eligible to receive a fee (referred to as the "Retail Processing Fee") from the Bank equal to $0.125 per ADS validly tendered by or on behalf of such retail beneficial owner and accepted for purchase by the Bank, except for any ADSs tendered by a Retail Processing Dealer for its own account. As used in this section, a "retail beneficial owner" of ADSs means a beneficial owner of ADSs tendering 10,000 or fewer ADSs on the terms and subject to the conditions in this section "—Retail Processing Dealers and Retail Processing Fees".

        The Retail Processing Fee will only be paid to each Retail Processing Dealer who has sent a signed and completed Retail Processing Dealer Form to the Tender Agent and provided all necessary information. In addition, the Bank reserves the right to request additional information from any person who submits the Retail Processing Dealer Form in order to validate any Retail Processing Fee payment claims.

        Only direct participants in DTC will be eligible to submit a Retail Processing Dealer Form. If you are not a direct participant in DTC, you must instruct the direct participant through which you tender your ADSs to submit a Retail Processing Dealer Form on your behalf.

        The Bank will pay any Retail Processing Fee to each Retail Processing Dealer (including any Dealer Manager acting as a Retail Processing Dealer) whose name appears in the Retail Processing Dealer Form provided for that purpose. No such fee, however, will be paid with respect to ADSs tendered, directly or indirectly, by Retail Processing Dealers for their own account, and such fee must not be remitted, in whole or in part, to the relevant retail beneficial owner of the tendered ADSs. The fees will be paid only if the Offer is completed and only if the Retail Processing Dealer Form is received by the Tender Agent on or prior to the Settlement Date, and will be paid to the Retail Processing Dealers as promptly as practicable after the payment for ADSs under the Offer. Inquiries regarding the Retail Processing Fee may be directed to D.F. King Worldwide, at nbg@king-worldwide.com or by phone in New York collect at +1 212 269 5550 or toll-free at +1 800 859 8511 or in London at +44 20 7920 9700. See the back cover of this Offer to Purchase.

        No person may receive the Retail Processing Fee unless such person is (i) a broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the Financial Industry Regulatory Authority ("FINRA"), (ii) a foreign broker or dealer not eligible for membership in FINRA that agrees to conform to FINRA's Rules of Fair Practice in processing tenders outside the U.S. to the same extent as though it were a FINRA member or (iii) a bank or trust company legally authorized to receive such fees.

        Participants in DTC who submit a Retail Processing Dealer Form will be required to undertake to distribute the related Retail Processing Fee to any Retail Processing Dealer on whose behalf the DTC participant has submitted a Retail Processing Dealer Form. Neither the Bank nor the Dealer Manager will be responsible for making such distribution or for ensuring that DTC participants make such distribution.

Tender Agent and Information Agent

        We will pay the Tender Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Tender Agent against certain liabilities and expenses in connection therewith, including under the U.S. federal securities laws. We will bear the fees and expenses of soliciting tenders in this Offer to Purchase. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone or in person by our officers and regular employees and their affiliates. Brokers and other securities intermediaries will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

        We have retained D.F. King Worldwide as the Information Agent and The Bank of New York Mellon as the Tender Agent, in connection with the Offer. The Information Agent may contact ADS Holders by mail, telephone, telex, telecopy, telegraph and personal interview and may request brokers or other securities intermediaries to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, D.F. King Worldwide will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws. Requests for additional copies of documentation may be directed to the Information Agent at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

Miscellaneous

        None of the Dealer Manager, the Depositary, the Tender Agent or the Information Agent assumes any responsibility for the accuracy or completeness of the information contained in this Offer to Purchase or related documents including the concerning the Offer, the Bank or its affiliates contained in this Offer to Purchase or related documents or for any failure by them to disclose events that may have occurred and may affect the significance or accuracy of such information.

 HISTORICAL PRICE RANGE OF THE ADSs

        The Preference Shares are not listed on any stock exchange. The ADSs trade on the NYSE under the symbol "NBG-A". The following table sets forth, for the quarterly periods indicated in the two years prior to the Offer, the high and low sales prices for the ADSs on the NYSE, expressed in U.S. dollars.

Quarter	High (date)	Low (date)
Q1 2011	20.85 (on February 25)	18.42 (on January 10)
Q2 2011	20.12 (on April 13)	8.87 (on June 15)
Q3 2011	9.20 (on July 1)	3.81 (on September 30)
Q4 2011	4.92 (on October 28)	2.83 (on December 15)
Q1 2012	7.20 (on February 2)	3.15 (on January 1)
Q2 2012	6.24 (on April 11)	2.80 (on June 4)
Q3 2012	5.60 (on September 12)	3.20 (on August 15)
Q4 2012	8.00 (on October 17)	5.22 (on October 1)

        The following table sets forth, for the first quarter of 2013, the high and low sales prices for the ADSs on the NYSE, expressed in U.S. dollars.

Quarter	High (date)	Low (date)
Q1 2013	9.24 (on January 11)	6.71 (on March 19)
Q2 2013 (through May 30)	11.87 (on May 29)	6.01 (on April 8)

        On May 30, 2013, the last full day of trading before the public announcement of the Offer, the last reported sale price of the ADSs on the NYSE was $11.50 per ADS.

        Quotations for securities that are not widely traded may differ from the actual trading prices and should be viewed as approximations. ADS Holders are urged to contact their brokers to obtain the best available information as to current market prices.

 CERTAIN INFORMATION CONCERNING THE BANK

Overview

        National Bank of Greece S.A., domiciled in the Hellenic Republic, is a limited liability stock company (société anonyme) organized under the laws of the Hellenic Republic. National Bank of Greece S.A. and its consolidated subsidiaries comprise a diversified financial services group engaged in a wide range of banking, financial services, insurance, stock-brokerage and finance-related activities throughout the Hellenic Republic and internationally. Our headquarters are located at 86 Eolou Street, Athens 10232, the Hellenic Republic and our telephone number is +30-210-334-1000.

        The ADSs are listed on the NYSE under the symbol "NBG-A". Each ADS represents one Preference Share.

Available Information and Incorporation by Reference

        We incorporate by reference into this Offer to Purchase the Bank's Annual Report on Form 20-F for the fiscal year ended December 31, 2012, as filed with the SEC on May 2, 2013.

        We currently file reports and other information with the SEC in accordance with the Exchange Act. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in any subsequently filed document modifies or supersedes such statement. Our filings with the SEC are available electronically at http://www.sec.gov and at our website at http://www.nbg.gr/wps/portal/en/the-group/Investor-Relations/Annual-reports-and-Offering-circulars.

 SOURCE AND AMOUNT OF FUNDS

        If all 22,500,000 ADSs sought for purchase pursuant to the Offer are validly tendered and not withdrawn, we estimate the maximum total amount of funds necessary to complete the purchase of such ADSs and pay related fees and expenses to be approximately $287,396,000.

        We intend to pay for the ADSs purchased pursuant to the Offer, and the related fees and expenses of the Offer, with cash on hand. The Offer is not conditional on our receipt of financing.

 CERTAIN REGULATORY MATTERS

        Except as otherwise disclosed herein or previously obtained, we are not aware of any other licenses or other regulatory permits that appear to be material to our business and that might be adversely affected by the acquisition of the ADSs by us pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of ADSs by us pursuant to the Offer.

        Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. We do not currently intend, however, to delay the purchase of ADSs tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to our right to decline to purchase ADSs if any of the conditions described in "The Offer—Conditions of the Offer" has not been satisfied). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences to our business might not result. Our obligation under the Offer to accept for payment and pay for ADSs is subject to certain conditions.

        Please see "The Offer—Conditions of the Offer".

 MISCELLANEOUS

        This Offer to Purchase, the related Letter of Transmittal and any other related documents do not constitute an offer to buy or the solicitation of an offer to sell ADSs in any circumstances in which such offer or solicitation is unlawful. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to ADS Holders in such jurisdiction. In those jurisdictions where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, and the Dealer Manager or any of its affiliates is such a licensed broker or dealer in such jurisdictions, the Offer shall be deemed to be made by the Dealer Manager or one of its affiliates (as the case may be) on behalf of the Bank in such jurisdictions.

        We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act (a "Tender Offer Statement"), furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Tender Offer Statement and any amendments thereto, including exhibits, are available for inspection at the public reference room at the SEC's offices at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

        Copies may be obtained upon payment of the SEC's customary charges by submitting a written request by mail to U.S. Securities and Exchange Commission, Office of Investor Education and Advocacy, 100 F Street, N.E., Washington, D.C. 20549, by fax to (202) 772-9295 or by e-mail to PublicInfo@sec.gov, and information that we have filed with the SEC via the EDGAR system can be obtained electronically on the SEC's website at http://www.sec.gov.

        Our Board of Directors has not taken a position on whether ADS Holders should tender their ADSs in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

        NONE OF THE BANK, ITS BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT AND THE TENDER AGENT MAKE ANY RECOMMENDATION TO ADS HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR ADSs. NONE OF THE BANK, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT AND THE TENDER AGENT HAVE AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE BANK.

        Neither the delivery of this Offer to Purchase and the related documents nor any purchase of ADSs will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information.

THE BANK National Bank of Greece S.A. 86 Eolou Street 10232 Athens Greece
DEALER MANAGER
Bank of America Merrill Lynch

Merrill Lynch, Pierce Fenner & Smith Incorporated
Attention: Liability Management Group
214 North Tryon Street, 21st Floor
Charlotte, North Carolina 28255
Collect: +1-980-683-3215
U.S. Toll Free: +1-888-292-0070
Merrill Lynch International
2 King Edward Street
London EC1A 1HQ
United Kingdom
Attn: John Cavanagh, +44 20 7995 3715
john.m.cavanagh@baml.com
Tommaso Gros-Pietro, +44 20 7995 2324
tommaso.gros-pietro@baml.com
TENDER AGENT
The Bank of New York Mellon
By registered, certified or express mail: The Bank of New York Mellon Voluntary Corporate Actions—Suite V P.O. Box 43031 Providence, Rhode Island 02940-3031	By overnight courier: The Bank of New York Mellon Voluntary Corporate Actions—Suite V 250 Royall Street Canton, Massachusetts 02021
INFORMATION AGENT

D.F. King Worldwide
In New York:
48 Wall Street, 22nd Floor
New York, New York 10005
Attn: Elton Bagley
(Toll-Free): (800) 967-4617
(Collect): (212) 269-5550
 In London:
Citypoint, 11th Floor
1 Ropemaker Street
London EC2Y 9AW
Attn: Damian Wakin/Katerina Papamichael
Call: +44 20 7920 9700
Email: nbg@king-worldwide.com
LEGAL ADVISERS
To the Bank
Allen & Overy 52 avenue Hoche 75379 Paris Cedex 08 France
To the Dealer Manager
Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street London E14 5DS United Kingdom